      As filed with the Securities and Exchange Commission on April 4, 2003

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    --------

            Florida                Health Express USA, Inc.      65-0847995
(State or Other Jurisdiction of  (Name of Registrant in Our  (I.R.S. Employer
         Incorporation                  Charter)             Identification No.)
       or Organization)
                                                                          Douglas Baker
1761 Hillsboro Boulevard, Suite 203        5812                         Health Express, Inc.
  Deerfield Beach, Florida 33442   (Primary Standard Industrial  1761 Hillsboro Boulevard, Suite 203
          (954) 570-5900           Classification  Code Number)     Deerfield  Beach, FL 33442
(Address and telephone number of                                           (954) 570-5900
 Principal Executive Offices and                                    (Name, address and telephone
  Principal Place of  Business)                                      number of agent for service)

                                        Copies to:

           Clayton E. Parker, Esq.                            Harris C. Siskind, Esq.
          Kirkpatrick & Lockhart LLP                        Kirkpatrick & Lockhart LLP
    201 S. Biscayne Boulevard, Suite 2000              201 S. Biscayne Boulevard, Suite 2000
             Miami, Florida 33131                              Miami, Florida 33131
                (305) 539-3300                                    (305) 539-3300
        Telecopier No.: (305) 358-7095                    Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                                                           Proposed Maximum
                                                                          Proposed Maximum    Aggregate        Amount Of
            Title Of Each Class Of                    Amount To Be         Offering Price      Offering      Registration
         Securities To Be Registered                   Registered          Per Share (1)      Price (1)           Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share             7,302,000 shares          $0.775      $5,724,925.00         $527.00
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                                7,302,000 shares          $0.775      $5,724,925.00         $527.00
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of April 2, 2003.
                                     ______


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                      Subject to completion, dated April 4, 2003


                            HEALTH EXPRESS, USA INC.
                        7,302,000 Shares of Common Stock

         This prospectus relates to the sale of up to 7,302,000 shares of Health Express USA, Inc.'s common stock by certain persons who are, or will become, stockholders of Health Express. Please refer to "Selling Stockholders" beginning on page 9. Health Express is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Health Express will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by Health Express. Health Express has agreed to allow Cornell Capital Partners, L.P. to retain 5% of the proceeds raised under the Equity Line of Credit.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 3, 2003, the last reported sale price of our common stock was $0.90 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "HEXS." These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 6,990,476 shares of common stock, TN Capital Equities, Ltd., who intends to sell up to 9,524 shares of common stock, Equitilink, LLC, who intends to sell up to 200,000 shares of common stock, and J. Pollack & Company, Inc., who intends to sell up to 102,000 shares of common stock.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners will pay Health Express 95% of the lowest closing bid price of the common stock during the five consecutive trading day period immediately following the notice date, plus a retainage of 5%, payable to Cornell Capital Partners, of the amount of each advance. In addition, Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. The 5% discount, the one-time commitment fee and 5% retainage are underwriting discounts payable to Cornell Capital Partners.

         Health Express has engaged TN Capital Equities, Ltd., an unaffiliated registered broker-dealer, to advise it in connection with the Equity Line of Credit. TN Capital Equities, Ltd. was paid a fee of 9,524 shares of Health Express' common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is__________ __, 2003.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................................................................1
THE OFFERING..............................................................................................................2
RISK FACTORS..............................................................................................................4
FORWARD-LOOKING STATEMENTS................................................................................................8
SELLING STOCKHOLDERS......................................................................................................9
USE OF PROCEEDS..........................................................................................................12
DILUTION.................................................................................................................13
EQUITY LINE OF CREDIT....................................................................................................14
PLAN OF DISTRIBUTION.....................................................................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION................................................................18
DESCRIPTION OF BUSINESS..................................................................................................25
MANAGEMENT...............................................................................................................29
DESCRIPTION OF PROPERTY..................................................................................................34
LEGAL PROCEEDING.........................................................................................................34
PRINCIPAL STOCKHOLDERS...................................................................................................35
CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS............................................................................37
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND OTHER STOCKHOLDER MATTERS...........................38
DESCRIPTION OF SECURITIES................................................................................................41
EXPERTS..................................................................................................................42
LEGAL MATTERS............................................................................................................42
HOW TO GET MORE INFORMATION..............................................................................................43
FINANCIAL STATEMENTS....................................................................................................F-1


---------------------------------------------------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

OVERVIEW

         Health Express USA, Inc. was incorporated in Florida on July 2, 1998 for the purpose of developing a health and gourmet fast food restaurant for franchising. On April 10, 2000, Health Express began operations of its first restaurant, Healthy Bites Grill, in Fort Lauderdale, Florida. Health Express operated the restaurant through a wholly owned subsidiary, Healthy Bites Grill, Inc., incorporated in Florida on January 26, 1999. The restaurant equipment and supplies were sold on September 23, 2002 to an unaffiliated third party buyer. The lease between Health Express and the landlord, which expires on January 31, 2004, was assigned to the buyer, but Health Express remains as a guarantor until January 31, 2004. The restaurant offered eat-in, take out, and drive-thru service. This restaurant proved to be a testing ground in determining, among other factors, consumer menu item preferences, ideal market demographics, kitchen equipment requirements, food pricing guidelines, employee training and labor and sales targets for profitable operations.

         On May 7, 2001, Health Express entered into a lease agreement for a second restaurant in Boca Raton, Florida. The Boca Restaurant started operations on June 24, 2002. Health Express also completed a Uniform Franchise Offering Circular to launch the franchise program on October 1, 2002. Health Express operates the second restaurant through a wholly owned subsidiary, Healthy Bites Grill of Boca, Inc. and franchise operations are conducted through a wholly owned subsidiary, Health Express Franchise Company. Both Healthy Bites Grill of Boca and Health Express Franchise Company were incorporated in Florida on May 7, 2001. Healthy Bites Grill is currently an active corporation but has not conducted business since the sale of the assets on September 23, 2002.

GOING CONCERN

         Health Express' financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Health Express' auditors have included an explanatory paragraph in their auditors' report which references this matter. Management recognizes that Health Express must generate capital and revenue resources to enable it to continue to operate and to start its franchising efforts. Ultimately, Health Express must achieve profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Health Express obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that Health Express will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

ABOUT US

         Our principal office is located at 1761 West Hillsboro Boulevard, Suite 203, Deerfield Beach, Florida 33442. Our telephone number is (954) 570-5900.

                                  THE OFFERING

         This  offering  relates to the sale of common stock by certain  persons who are, or will become, stockholders of Health Express. The selling stockholders consists of Cornell Capital Partners, who intends to sell up to 6,990,476 shares of common stock, TN Capital Equities, Ltd., who intends to sell up to 9,524 shares of common stock, Equitilink, LLC, who intends to sell up to 200,000 shares of common stock, and J. Pollack & Company, who intends to sell up to 102,000 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $5 million. The amount of each advance is subject to a maximum advance amount of $100,000, and we may not submit any advance within seven trading days of a prior advance. Cornell Capital Partners will pay Health Express 95% of the lowest closing bid price of the common stock during the five consecutive trading days period immediately following the notice date. Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. In addition, Cornell Capital Partners will be entitled to retain 5% of each advance under the Equity Line of Credit. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged TN Capital Equities, Ltd., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. TN Capital Equities, Ltd. was paid a fee of 9,524 shares of Health Express' common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003. TN Capital Equities, Ltd. is not participating as an underwriter in this offering.


COMMON STOCK OFFERED                                             7,302,000 shares by selling stockholders

OFFERING PRICE                                                   Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)                  10,822,563 shares as of March 31, 2003

USE OF PROCEEDS                                                  We will not  receive any  proceeds of the shares  offered by the selling  stockholders.  Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used  for  general  working  capital  purposes.  See "Use of
                                                                 Proceeds."

RISK FACTORS                                                     The  securities  offered hereby involve a high degree of risk and immediate  substantial  dilution.  See "Risk Factors" and
                                                                 "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                           HEXS

---------------

(1) Excludes debentures convertible into up to 1,845,290 shares of common stock (assuming a conversion price equal to 80% of $0.8467), up to 5,145,186 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures, 2,000,000 warrants with an exercise price of $1.00 per share, 345,000 warrants with an exercise price of $1.50 per share, 38,000 warrants with an exercise price of $2.00 per share, 3,556,800 options with an exercise price of $0.35 per share and 142,366 options with an exercise price of $1.31 per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                   For the Year Ended   for the Year Ended
                                                                                    December 29, 2002    December 30, 2001
                                                                                  --------------------- -------------------
STATEMENT OF OPERATION DATA:

Revenues, net                                                                           $   670,984          $   398,886
Cost of sales                                                                               257,471              190,681
Gross profit                                                                                413,513              208,205
Total expenses                                                                            1,482,567            1,583,981
Loss from operations                                                                    (1,069,054)          (1,375,776)
Net loss                                                                                (1,069,054)          (1,375,776)

Loss per share - basic and diluted                                                           (0.11)               (0.17)



                                                                                          December 29,      December 30,
                                                                                             2002                2001
                                                                                  --------------------- -------------------
BALANCE SHEET DATA:

Cash and cash equivalents                                                                 $    7,564         $   211,169
Inventory                                                                                     18,907               9,029
Prepaid expenses and other current assets                                                      6,188              18,871
    Total current assets                                                                      32,659             239,069
Property and equipment, net                                                                  567,323             331,735
Deposits                                                                                      62,478              62,510
    Total assets                                                                             662,460             633,314
Accounts payable                                                                             115,493               7,092
Accrued liabilities                                                                           72,655              60,209
Capital leases payable - current                                                                  --               9,532
Notes payable - related parties                                                              116,660                  --
    Total current liabilities                                                                304,808              76,833
Long-term portion - Capital Lease obligation                                                      --               5,694
Common stock                                                                                  10,368               8,550
Additional paid-in capital                                                                 8,221,968           7,347,867
Accumulated deficit                                                                      (7,874,684)         (6,805,630)
    Total stockholders' equity                                                               357,652             550,787
    Total liabilities and stockholders' equity                                               662,460             633,314



                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

HEALTH EXPRESS HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the year ended December 29, 2002, we lost $1,069,054. Health Express has not been profitable since inception. Our accumulated deficit was $7,874,684 as at the end of December 29, 2002. Future losses are likely to occur, as we are dependent on spending money to pay for operation of our restaurant and development and marketing of our franchise program. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems despite the closing of our Fort Lauderdale restaurant and the signing of our first franchisee.

HEALTH EXPRESS MAY NEED TO RAISE ADDITIONAL CAPITAL OR DEBT FUNDING TO SUSTAIN OPERATIONS

         Unless Health Express can become profitable with the existing sources of funds we have available and our current restaurant and franchising program, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FOR OUR FISCAL YEAR ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 29, 2002 and December 30, 2001, which states that the financial statements raise substantial doubt as to Health Express' ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand, anticipated from our operations and from the equity line provided by Cornell Capital Partners which was signed in March 2003. Based on our current budget assessment, and excluding any acquisitions which may occur in 2003, we believe that we may need to obtain approximately $1.0 million in additional debt or equity capital from one or more sources to fund operations for the next 12 months. These funds are expected to be obtained from the sale of securities, including the sale of stock under the equity line of credit.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON DECEMBER 29, 2002 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

         We had a working capital deficit of $272,149 at December 29, 2002, which means that our current liabilities as of that date exceeded our current assets on December 29, 2002 by $272,149. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 29, 2002 were not sufficient to satisfy all of our current liabilities on that date. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit we may have to raise capital or debt to fund the deficit.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that Health Express will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives, including Douglas Baker, our Chief Executive Officer, President, and Marco D'Alonzo, our Chief Operating Officer and Secretary. The loss of the services of Mr. Baker or Mr. D'Alonzo could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. Baker or Mr. D'Alonzo. We also have other key employees that manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE

         Health Express has been in business for less than five years and has just signed an agreement with its first franchisee. Based on this limited operating history and the infancy or our franchising program, it is difficult or impossible for us to evaluate our operational and financial performance, or to make accurate predictions about our future performance. While we believe that we have refined our operational systems so that we can offer a true turn-key program to a franchisee, there is no assurance that our franchisee program will be successful or well received by potential franchisees.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 10,822,563 shares of common stock shown as outstanding as of March 31, 2003, 2,206,822 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 8,615,741 shares of common stock which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued debentures convertible into 1,845,290 shares of common stock (assuming a conversion price equal to 80% of $0.8467), 2,000,000 warrants with an exercise price of $1.00 per share, 345,000 warrants with an exercise price of $1.50 per share, 38,000 warrants with an exercise price of $2.00 per share, 3,556,800 options with an exercise price of $0.35 per share and 142,366 options with an exercise price of $1.31 per share.

POSSIBLE LACK OF SUFFICIENT AUTHORIZED SHARES

         There is a possibility that Health Express may not currently have sufficient authorized shares to convert all of the shares of common stock needed under the Equity Line of Credit and a proposal may be required to be placed before the shareholders to facilitate an increase in the number of authorized shares within the next several years.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. For example, if the offering occurred on December 29, 2002 at an assumed offering price of $0.6175 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.4054 per share. Dilution per share at prices of $0.4631, $0.3088 and $0.1544 per share would be $0.2996, $0.1939 and $0.0882, respectively.

         As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 5% discount to the lowest closing bid price for the five days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering subject to rule 144 restrictions to affiliates and insiders. That means that up approximately 5,145,186 shares allocated for use under the Equity Line of Credit may be sold. Such sales may cause our stock price to decline. The officers and directors of Health Express and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of an equity line of credit for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Health Express has not performed in such a manner to show that the equity funds raised will be used to grow Health Express. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Line of Credit, Health Express may request numerous draw downs pursuant to the terms of the equity line. Even if Health Express uses the equity line to grow its revenues and profits or invest in assets which are materially beneficial to Health Express the opportunity exists for short sellers and others to contribute to the future decline of Health Express' stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances where by a short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Health Express.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Line of Credit. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $100,000 during any seven trading day period.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Health Express. A description of each selling shareholder's relationship to Health Express and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                           PERCENTAGE                       PERCENTAGE
                                               OF                               OF                            PERCENTAGE
                                          OUTSTANDING                       OUTSTANDING                        OF SHARES
                             SHARES          SHARES       SHARES TO BE     SHARES TO BE                       BENEFICIALLY
                          BENEFICIALLY    BENEFICIALLY      ACQUIRED         ACQUIRED                            OWNED
                             OWNED           OWNED          UNDER THE        UNDER THE       SHARES TO BE        AFTER
                             BEFORE          BEFORE        EQUITY LINE      EQUITY LINE      SOLD IN THE       OFFERING
  SELLING STOCKHOLDER       OFFERING        OFFERING (1)    OF CREDIT        OF CREDIT         OFFERING           (1)
------------------------ --------------- ---------------- ---------------- -------------- ------------------- -------------
                              SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH HEALTH EXPRESS


Cornell Capital          1,845,290(2)          14.57%        5,145,186           32.22%          6,990,476            0%
   Partners L.P.

TN Capital Equities,  Ltd.   9,524                 *                --               --              9,524            0%

                                                         CONSULTANTS

Equitilink, LLC            200,000(3)           1.58%               --               --            200,000            --

J. Pollack & Company,      102,000(4)               *               --               --            102,000            0%
   Inc.
------------------------ --------------- ---------------- ---------------- -------------- ------------------- -------------

TOTAL                    2,156,814             17.03%        5,145,186           32.05%          7,302,000            0%
======================== =============== ================ ================ ============== =================== =============

-----------------------------------------

*        Less than 1%.

(1) Applicable percentage of ownership is based on 10,822,563 shares of common stock outstanding as of March 31, 2003, together with securities exercisable or convertible into shares of common stock within 60 days of March 31, 2003, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of up to 1,845,290 shares of common stock underlying convertible debentures assuming a conversion price of 80% of $0.8467.

(3) Shares were issued to Equitilink, LLC on March 31, 2003 as compensation for public relations services provided by Equitilink.

(4) Shares were issued to J. Pollack & Company, Inc. on March 31, 2003 as compensation for public relations services provided by J. Pollack & Company.

         The following information contains a description of each selling shareholder's relationship to Health Express and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Health Express, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH HEALTH EXPRESS

         CORNELL CAPITAL PARTNERS, L.P. Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Health Express. Those transactions are explained below:

o EQUITY LINE OF CREDIT. On March 13, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital

     Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay Health Express 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. In addition, in each advance notice we shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Equity Line of Credit. In connection with the Equity Line of Credit, Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. We are registering 5,145,186 shares in this offering which may be issued under the Equity Line of Credit.

o CONVERTIBLE DEBENTURES. In January 2003, Cornell Capital partners purchased $250,000 of convertible debentures from Health Express. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. At maturity, Health Express has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. Health Express has the right to redeem all or a portion of the debentures upon thirty days' notice paying Cornell Capital Partners 120% of the amount redeemed plus accrued interest. Upon such redemption, Cornell Partners shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed by Health Express with an exercise price equal to 120% of the closing bid price of the common stock on the closing date. Cornell Capital Partners purchased the convertible debentures from Health Express in a private placement in January 2003. Health Express is registering in this offering 1,845,290 shares of common stock underlying the convertible debentures.

There are certain risks related to sales by Cornell Capital Partners, including:

o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

o To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

o The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

         TN CAPITAL EQUITIES, LTD., TN Capital Equities, Ltd. is an unaffiliated registered broker-dealer that has been retained by us. John Steinmetz, TN Capital Equities, Ltd.'s President, makes the investment decisions on behalf of TN Capital Equities, Ltd. For its services in connection with the Equity Line of Credit, TN Capital Equities, Ltd. received a fee of 9,524 shares of common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003. These shares are being registered in this offering.

         EQUITILINK, LLC. Equitilink, LLC is an unaffiliated California limited liability company that entered into an agreement with Health Express on March 31, 2003, under which Equitilink has agreed to provide public relations services to Health Express, including the development, implementation and maintenance of an ongoing program to increase the investment community's aware of Health Express. The agreement has a ten-month term. Equitilink is receiving 200,000 shares of Health Express' common stock, which are being registered in this offering.

         J. POLLACK & COMPANY, INC. J. Pollack & Company, Inc. is an unaffiliated Florida corporation that entered into an agreement with Health Express on March 31, 2003, under which J. Pollack & Company, Inc. has agreed to provide public relations services to Health Express, including disseminating information and creating market awareness about Health Express. The agreement has a twelve-month term. J. Pollack & Company, Inc. is receiving 102,000 shares for its services, which are being registered in this offering. J. Pollack & Company, Inc. is also receiving 120,000 shares of common stock, payable at 30,000 shares every third month after the effective date of this registration statement, as compensation under the agreement. These shares are not being registered in this offering.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. Health Express will pay Cornell Capital 5% of each advance as an additional fee.

         Pursuant to the Equity Line of Credit, Health Express cannot draw more than $100,000 every seven trading days or more than $5 million over twenty-four months.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.



GROSS PROCEEDS                                                     $1,000,000              $2,000,000            $5,000,000

NET PROCEEDS                                                         $865,000              $1,815,000            $4,665,000

USE OF PROCEEDS:                                                       AMOUNT                  AMOUNT                AMOUNT
------------------------------------------------------ ----------------------- ----------------------- ---------------------

Repayment of Notes - Related Parties                           $      146,660          $      146,660         $     146,660
Sales and Marketing - Franchise                                $       50,000          $      350,000         $   1,669,479
Administrative Expenses, Including Salaries                    $      530,000          $      750,000         $   1,500,000
Reduction of Accounts Payable                                  $      100,000          $      150,864         $     150,864
Accrued Expense                                                $            0          $      267,997         $     267,997
General Working Capital                                        $       38,340          $      149,479         $     930,000

TOTAL                                                          $      865,000          $    1,815,000         $   4,665,000


                                    DILUTION

         The net tangible book value of our Company as of December 29, 2002 was $357,652 or $0.0345 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.6175 per share which is in the range of the recent share price.

         If we assume that our Company had issued 5,145,186 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.6175 per share (i.e., the number of shares registered in this offering under the Equity Line of Credit), less retention fees of $158,858 and offering expenses of $85,000, our net tangible book value as of December 29, 2002 would have been $3,290,947 or $0.2121 per share. Note that at an offering price of $0.6175 per share, Health Express would receive gross proceeds $3,177,152, or $1,822,848 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1776 per share and an immediate dilution to new stockholders of $0.4054 per share. The following table illustrates the per share dilution:


Assumed public offering price per share                                                    $0.6175

Net tangible book value per share before this offering                    $0.0345

Increase attributable to new investors                                    $0.1776
                                                                         ---------
Net tangible book value per share after this offering                                      $0.2121
                                                                                         ----------
Dilution per share to new stockholders                                                     $0.4054
                                                                                         ==========


         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                                                   DILUTION
                                   ASSUMED           NO. OF SHARES TO BE           PER SHARE
                               OFFERING PRICE               ISSUED             TO NEW INVESTORS
                             -------------------- ------------------------ -----------------------
                                  $0.6175                 5,145,186(1)               0.4054
                                  $0.4631                  5,145,186                 0.2996
                                  $0.3088                  5,145,186                 0.1939
                                  $0.1544                  5,145,186                 0.0882

(1)      This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.




                              EQUITY LINE OF CREDIT

SUMMARY

          On March 13, 2003, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. In addition, in each advance notice we shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Equity Line of Credit. In addition, we engaged TN Capital Equities, Ltd., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, TN Capital Equities, Ltd. received 9,524 shares of our common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

EQUITY LINE OF CREDIT EXPLAINED

         Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions for any of the draws other than the written notice and associated correspondence.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum amount of $100,000, and we may not submit an advance within seven trading days of a prior advance. In addition, in each advance notice we shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that intends to promptly sell any stock received under the Equity Line of Credit.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.6175 per share, we would issue 5,145,186 shares of common stock to Cornell Capital Partners for gross proceeds of $3,177,152, or $1,822,848 less than is available under the Equity Line of Credit. These shares would represent 32.22% of our outstanding common stock upon issuance. We are registering 6,990,476 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the Equity Line of Credit at the current price of $0.6175 per share. Put another way, we do not have sufficient common shares registered under this registration statement available to draw down the entire $5.0 million available under the Equity line of Credit at the current share price.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Line of Credit at a recent price of $0.6175 per share and 25%, 50% and 75% discounts to the recent price.

     Purchase Price                         $0.6175          $0.4631          $0.3088           $0.1544
     No. of Shares(1):                    5,145,186        5,145,186        5,145,186         5,145,186
     Total Outstanding (2):              15,624,891       15,624,891       15,624,891        15,624,891
     Percent Outstanding (3):                32.05%           32.05%           32.05%            32.05%
     Net Cash to Health Express          $3,018,295       $2,263,599       $1,509,392          $754,696



(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, L.P. under the Equity Line of Credit, the 200,000 shares issued to Equitilink, LLC, the 102,000 shares issued to J. Pollack & Company, and the 9,524 shares issued to TN Capital Equities Ltd., not including shares issued under the convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. In addition, we issued 9,524 shares of common stock to TN
Capital Equities, Ltd., an unaffiliated registered broker-dealer, as compensation for its services as a placement agent, equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners will pay us 95% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Line of Credit, is entitled a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. The 5% discount, the 5% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged TN Capital Equities, Ltd., an unaffiliated registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, TN Capital Equities, Ltd. received 9,524 shares of our common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, TN Capital Equities, Ltd. received 9,524 shares of our common stock. The offering expenses consist of: a SEC registration fee of $523, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,977. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

         The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, and the Notes thereto included herein. The information contained below includes statements of Health Express's or management's beliefs, expectations, hopes, goals and plans that, if not historical, are forward-looking statements subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. For a discussion on forward-looking statements, see the information set forth in the Introductory Note to this Annual Report under the caption "Forward Looking Statements", which information is incorporated herein by reference.

GOING CONCERN

         As reflected in Health Express' financial statements for the twelve months ended December 29, 2002, Health Express' accumulated deficit of $7,874,684 and its working capital deficiency of $272,149 raise substantial doubt about its ability to continue as a going concern. The ability of Health Express to continue as a going concern is dependent on Health Express' ability to raise additional debt or capital, including the ability to raise capital under the Equity Line of Credit. The financial statements for December 29, 2002 do not include any adjustments that might be necessary if Health Express is unable to continue as a going concern.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         Management's discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates, including but not limited to, those related to inventories, accrued liabilities, and the valuation allowance offsetting deferred income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed above, as well as our valuation of equity securities used in transactions and for compensation, and our revenue recognition methods for restaurant operations and franchising.

RESULTS OF OPERATIONS

         FOR THE YEAR ENDED DECEMBER 29, 2002, COMPARED TO THE YEAR ENDED DECEMBER 30, 2001

         REVENUES

         Health Express reported net revenues of $670,984 and $398,886 for the years ended December 29, 2002 and 2001, respectively. This increase in net revenues of $272,098, or 68%, was primarily attributable sales at Health Express's new Boca Raton, Florida restaurant, which opened June 24, 2002. The sales at Health Express's Fort Lauderdale, Florida restaurant decreased over the comparable period in the prior year. On September 23, 2002, Health Express sold the restaurant equipment and supplies of its Fort Lauderdale, Florida restaurant to an unrelated party. As a result, Health Express currently has one restaurant location: the Boca Raton, Florida restaurant. On February 20, 2003, Health Express sold its first franchise location to one of Health Express's directors. The franchisee has identified a location and is finalizing the lease.

         COST OF SALES

         Health Express reported cost of sales of $257,471, or 38% of net revenues, for the year ended December 29, 2002. In the comparable period in the prior year, Health Express reported cost of sales of $190,681, or 48% of net revenues. Cost of sales consists primarily of food and paper costs. The decrease in cost of sales as a percentage of net revenues was primarily attributable to better monitoring of food and paper costs within the Boca Raton restaurant.

         CONTROLLABLE AND OTHER RESTAURANT EXPENSES

         Total controllable and other restaurant expenses increased to $645,748 in the year ended December 29, 2002, from $352,276 in the comparable period in the prior year. Controllable and other restaurant expenses consist primarily of the following expenses:

            EXPENSES                                   2002          2001
            ----------------------------------------- ---------  -----------
            Labor                                     $315,412      $199,701
            Occupancy                                  179,837        59,105
            Marketing                                   39,540         2,864
            Repairs                                     26,096        23,168
            Other Direct Costs                          84,863        67,438

      The increase in these expenses was primarily attributable to the expenses associated with opening the Boca Raton, Florida restaurant in June 2002. Health Express hired 10 full-time and 10 part-time employees in connection with the Boca Raton, Florida restaurant, which primarily accounted for the increase in labor expenses. Health Express entered into a five-year lease on May 15, 2002 for the Boca Raton, Florida restaurant, accounting for significantly all of the increase in occupancy expenses.

         OTHER EXPENSES

         Other expenses consisted of the following expenses:

          EXPENSES                                        2002          2001
          -----------------------------------------    ---------  -----------
          Compensation                                 $199,413      $476,355
          Compensatory Stock and Options                138,597       269,875
          Depreciation                                  132,049        91,501
          Interest Expense                                8,459         6,051
          General and Administrative                    327,331       387,923
          Loss on Disposal of Property and Equipment     30,970            --


         Compensation expense decreased by $276,942 to $199,413 in the year ended December 29, 2002 from $476,355 in the comparable period in the prior year. This decrease was primarily attributable to decreased corporate salaries due to necessary cost cutting. Stock and option expense decreased to $138,597 in the year ended December 29, 2002 from $269,875 in the comparable period in the prior year. This decrease of $131,278 was primarily attributable to management's decision to not issue as much stock compensation in 2002 compared to 2001. Depreciation expense increased by $40,548 to $132,049 from $91,501 in the comparable period in the prior year. This increase was primarily attributable to a full year of depreciation for the Boca Raton restaurant reduced by closing of the Fort Lauderdale restaurant. General and administrative expenses decreased to $327,331 in the year ended December 29, 2002 from $387,923 in the comparable period in the prior year. This decrease of $60,592 was primarily attributable to reduced advertising and marketing in 2002. General and administrative expenses consisted primarily of the following expenses: professional fees, advertising and insurance.

         NET LOSS

         Health Express reported a consolidated net loss of $1,069,054 or $(0.11) per basic and diluted common share for the year ended December 29, 2002, compared to a loss of $1,375,776 or $(0.17) per basic and diluted common share for the year ended December 30, 2001. Health Express began restaurant operations on April 10, 2000 and reported revenues in 2002 of $670,984 compared to revenues for 2001 of $398,886. Restaurant operations reported a total loss of $232,235 for 2002 compared to $144,071 for 2001. The increase in the loss is attributed to higher food and labor costs (see Restaurant Operations below). Non-cash expenses, principally stock, warrants and stock options compensation are included in the consolidated loss for the year 2002 and 2001. The following summary sets forth cash and non-cash expenses for the year 2002 and 2001.


                                                                                  2002             2001
                                                                             -------------- ----------------

                        Restaurant revenues                                   $   670,984      $   398,886
                        Food, labor, controllable and other restaurant
                          expenses                                              (903,219)        (542,957)
                        Loss from restaurant operations                         (232,235)        (144,071)

                        Other cash expenses:
                          General and administrative                            (525,873)        (494,554)
                          Franchise operations                                    (7,758)         (66,000)

                        Disposal of property & equipment                         (30,970)                -

                        Non-cash expenses:
                          Depreciation                                          (132,049)         (91,501)
                          Stock and stock options compensation                  (140,169)        (502,250)
                          Franchise operations-stock compensation                       -         (77,400)
                                                                             -------------- ----------------

                        Consolidated Loss                                   $ (1,069,054)    $ (1,375,776)
                                                                             ============== ================

RESTAURANT OPERATIONS

     Restaurant operations reported sales, food, beverage and paper costs, labor, and controllable and other expenses for the year 2002 and 2001 as follows:

                                           2002               %               2001               %
                                       ----------------- --------------- ----------------- -------------
Sales                                    $   670,984                         $  398,886
Food, beverage & paper cost                 (257,471)          38%             (190,681)          48%
Labor                                       (315,412)          47%             (199,701)          50%
Controllable and other expenses             (330,336)          49%             (152,575)          38%
                                       -----------------                  -----------------
Loss from restaurant operations          $  (232,235)                       $  (144,071)
                                       =================                  =================

Restaurant operations for 2002 reported the following on a quarterly basis:

                                                   FOURTH           THIRD           SECOND          FIRST          TOTAL
                                               -------------- --------------- ---------------- -------------  -------------
Sales                                            $  206,263      $  297,533       $  93,020      $   74,168      $  670,984
  Food & paper cost                                (72,933)       (124,629)        (31,087)        (28,822)       (257,471)
  %                                                     35%             42%             33%             39%
Labor                                             (108,904)       (128,150)        (45,265)        (33,093)       (315,412)
  %                                                     53%             43%             49%             45%
Controllable & other                              (158,969)        (98,335)        (40,561)        (32,471)       (330,336)
                                               -------------- --------------- ---------------- -------------  -------------
  %                                                     77%             33%             44%             44%
Loss from restaurant operations                 $ (134,543)     $  (53,581)     $  (23,893)     $  (20,218)     $ (232,235)
                                               ============== =============== ================ =============  =============


DEMOGRAPHICS - CENSUS ANALYSIS

         A study of the demographics of the population based on Florida Census data as reported by the Federal Financial Institutions Examinations Council ("FFIEC") for the Boca Raton location reflects the following. The statistics are based on zip code and tract and represent census data from population within the location's zip code or tract.

                                                  BOCA RATON
          INCOME LEVEL                               UPPER
          --------------------------------------------------
          2001 Median Family Income                 $90,024
          Tract Population                            4,572
          Median age of housing                           7
          Minority                                       7%

      Management   believes   that  Boca  Raton  area   provides   the  ideal
demographics for the restaurant's quality foods.

FRANCHISING OPERATIONS

         On July 10, 2001, Health Express entered into an agreement with Francorp, Inc., a franchise consulting group, to develop and implement a comprehensive franchise program. This program provides assistance in various phases including:

o        Strategic planning and program structure

o        Franchise documentation

o        Franchise operations manuals

o        Franchise marketing plan

o        Franchise sales consulting

o        One year consulting services

         Francorp, with the assistance of Health Express, has completed a review draft of the Operations Manuals and a Recipe and Prep Book. The Operations Manuals and Recipe and Prep book outline specific operational procedures with recommended guidelines for menu item pricing and labor costs. These recommended guidelines will be strictly implemented at the new Boca Raton restaurant, which will serve as the prototype for future franchisee operations. Health Express began franchising efforts on October 1, 2002.

         On February 20, 2003, Health Express sold its first franchise to one of Health Express's directors. The franchisee has identified a location and is currently finalizing a lease located in South Florida.

LIQUIDITY AND CAPITAL RESOURCES

         Health Express's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Health Express incurred a net loss of $1,069,054 and $1,375,776 for the years ended December 29, 2002 and December 30, 2001, respectively, and has an accumulated deficit of $7,874,684 at December 29, 2002. Management recognizes that Health Express must generate additional resources to enable it to continue operations. Management is planning to obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon Health Express obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that Health Express will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

         Health Express is at present meeting its current obligations from its monthly cash flows, which during 2001, 2002 and to date in 2003 has included cash from operations, investor capital, and loans from related parties. However, due to insufficient cash generated from operations, Health Express currently does not internally generate cash sufficient to pay all of its incurred expenses and other liabilities. As a result, Health Express is dependent on investor capital and loans to meet its expenses and obligations. Although investor funds and related party loans have allowed Health Express to meet its obligations in the recent past, there can be no assurances that Health Express's present methods of generating cash flow will be sufficient to meet future obligations. Historically, Health Express has, from time to time, been able to raise additional capital from sales of its capital stock, but there can be no assurances that Health Express will be able to raise additional capital in this manner. Health Express also received $66,660 in short-term financing from three directors of Health Express at various times during 2002. The notes payable bear interest at 5.5% per annum and are payable on June 30, 2003. On March 6, 2003, an additional $25,000 was received from one of the directors of Health Express. The note payable bears interest at 5.5% per annum and is payable on June 30, 2003.

         Health Express received $70,000 in financing from a related party on May 20, 2002. The note was payable on September 20, 2002 and included interest at 5.5% per annum. On November 8, 2002, $50,000 of the note payable, after repayment of $20,000 principal, was extended through March 31, 2003 at an interest rate of 7% per annum and the issuance of 5,000 shares of Health Express's restricted common stock to the note holder. The shares issued were valued at $1,750, and this amount was recorded as interest expense.

         There is no assurance that these individuals would be willing to make such loans in the future, or if such loans were available, that they would be at terms acceptable to Health Express. Management realizes that Health Express must ultimately be able to generate sufficient cash flows from the profitable operation of the business to allow it to successfully sustain itself independent of outside capital and loans. Health Express's 2003 capital raising activities are described below.

         Cash used in operating activities was $642,214 for the year ended December 29, 2002 compared to $707,013 for 2001. The decrease in cash used was due primarily to the decreased loss from operations of $306,722, increased depreciation expense of $40,548, loss on disposal of property and equipment of $30,970, and an increase in accounts payable and accrued liabilities of $114,933, which were partially offset by a decrease in non-cash expenses of $439,481.

         Cash used in investing activities was $398,575 in 2002 compared to $166,885 in 2001. This increase was principally due to the purchase of property and equipment for the Boca Raton restaurant of $518,607, which was partially offset by the sale of restaurant assets of $120,000 (which was the Fort Lauderdale, Florida restaurant). Cash provided by financing activities was $837,184 during fiscal year 2002 compared to $1,075,897 during the same period in 2001. This decrease was mainly due to higher proceeds from sales of equity securities in 2001.

         The restaurant operations have incurred losses since inception. Management believes that it will require approximately $185,000 in additional capital to fund restaurants operations for the Boca Restaurant. Health Express has currently approximately $7,700 in cash and cash equivalents as of February 28, 2003.

         The original flagship restaurant in Fort Lauderdale, Florida lost approximately $198,000 and $144,000 for the period of December 31, 2001 through September 23, 2002 and the year ending December 30, 2001, respectively. The restaurant equipment and supplies were sold on September 23, 2002 to an unaffiliated third party buyer.

         To raise additional capital, Health Express is seeking additional financing through the sale of debt and/or equity securities. In January 2003, Health Express sold $250,000 convertible debentures to Cornell Capital Partners. Cornell Capital Partners was the purchaser of the convertible debentures. These debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The debentures are convertible at the Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. At maturity, Health Express has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. Health Express has the right to redeem the debentures upon thirty days notice for 120% of the amount redeemed. Upon such redemption, Cornell Partners shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed by Health Express with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

         On March 13, 2003, Health Express entered into an Equity Line of Credit Agreement with Cornell Capital Partners. Under this agreement, Health Express may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5.0 million. Subject to certain conditions, Health Express will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $100,000, with no advance occurring within seven trading days of a prior advance. In addition, in each advance notice Health Express shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. Cornell Capital Partners is entitled to retain a fee of 5.0% of each advance. In addition, Health Express entered into a placement agent agreement with TN
Capital Equities, Ltd., a registered broker-dealer. Pursuant to the placement agent agreement, Health Express paid TN Capital Equities, Ltd. a one-time placement agent fee of 9,524 shares of common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

         Health Express expects to raise sufficient cash through these means to meet its short-term capital requirements. However, no assurance is given that Health Express's registration statement, once filed, will ultimately be declared effective by the SEC. Nor can there be any assurance given that Health Express will be able to raise sufficient funds to meet long-term capital needs. The Health Express' directors, officers and employees also may provide additional funds by exercising their stock options, however, they are under no obligation to do so and they have made no commitment to exercise. If 2,038,000 outstanding warrants at exercise prices of $1.00 and $2.00, and 3,556,800 options held by the directors are exercised at an exercise price of $0.35, Health Express will receive $2,076,000 and $1,244,880, respectively. However, none of the warrant holders are required to, nor have they committed to, exercise their respective warrants. Health Express may also seek alternative sources of financing, including from more conventional sources such as bank loans and credit lines. However, no assurances can be given that Health Express will be able to meet its needs through the sale of securities or otherwise. Further, the availability of any future financing may not be on terms that are satisfactory to Health Express.

         From time to time, Health Express may evaluate potential acquisitions involving complementary businesses, content, products or technologies. Health Express has no present agreements or understanding with respect to any such acquisition. Health Express' future capital requirements will depend on many factors, including growth of Health Express' restaurants business, the success of its franchising operations, economic conditions and other factors including the results of future operations.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

         The following chart sets forth Health Express' contractual obligations and commercial commitments and the time frames for which such commitments and obligations come due.

                                                                     PAYMENTS DUE BY PERIOD
                                          -----------------------------------------------------------------------------------
                                                                               TOTAL
                                          -----------------------------------------------------------------------------------
                                                           LESS THAN                                             AFTER
       CONTRACTUAL OBLIGATIONS              TOTAL            1 YEAR          1-3 YEARS        4-5 YEARS         5 YEARS
----------------------------------------- -------------- ----------------- ---------------- ----------------- ---------------
Debenture (1)                               $  250,000         $      --      $   250,000         $     --        $      --
Lease Obligations (2)                          461,293           136,875          283,785           40,633               --
Notes Payable-Related Parties                  116,660           116,660               --               --               --
Employment Contracts (3)                       700,000           340,000          180,000          180,000               --
                                          -------------- ----------------- ---------------- ----------------- ---------------
Total Contractual Cash Obligations         $ 1,527,953       $   593,535      $   713,735      $   220,633         $     --
                                          ============== ================= ================ ================= ===============


---------------

(1) Long Term Debt Obligations include principal amount of $250,000 debenture, excluding interest and assuming denture is redeemed in cash rather than through the issuance of common stock.

(2) Health Express leased two properties; one in Deerfield Beach, Florida, for administrative offices and one in Boca Raton, Florida, for its restaurant operations. These amounts represent the future minimum lease payments due under these leases. Health Express is also the guarantor of a lease located in Fort Lauderdale, Florida. This lease related to Health Express's former restaurant location that was sold in September 2002. Health Express will remain a guarantor until January 31, 2004.

(3) These represent the minimum contractual obligations to Messrs. Baker, D'Alonzo and Nevin under their current employment agreements.

CURRENT ACCOUNTING PRONOUNCEMENTS

         In August 2001, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of long-lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and APB No. 30, Reporting the Results of Operations - Reporting the Effects of the Disposal of a Segment Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and the interim periods within.

         In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities." Statement 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that currently are accounted for pursuant to the guidance that the Emerging Issues Task Force set forth in Issue No. 94-3.
The scope of Statement 146 also includes (1) costs related to terminating a contract that is not a capital lease, (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract and (3) costs to consolidate facilities or relocate employees. Statement 146 is required to be effective for our exit or disposal activities initiated after December 29, 2002. We do not believe that the adoption of SFAS No. 146 will have a material impact on our financial position, results of operations or cash flows.

SUBMISSION OF MATTERS TO A VOTE OF STOCK HOLDERS

         On October 29, 2002, there were 10,328,181 shares of common stock outstanding. The holders of a majority of Health Express' issued and outstanding Common Stock (approximately 59.4%) executed and delivered to Health Express a Written Consent dated October 29, 2002, consenting to two actions. The first action was to elect Douglas Baker, Marco D'Alonzo, Edward Meyer and Susan Greenfield to serve as directors of Health Express until the next annual meeting of shareholders or until their respective successors are duly elected and qualified. The second action was to ratify the appointment of Ahearn, Jasco + Company, P.A., as independent public accountants of Health Express for the fiscal year ending December 29, 2002. Health Express filed an Information Statement with the SEC on these matters that was also mailed to all of Health Express's shareholders.

                             DESCRIPTION OF BUSINESS

         Health Express was incorporated in Florida on July 2, 1998 for the purpose of developing a health and gourmet fast food restaurant for franchising. On April 10, 2000, Health Express began operations of its first restaurant, Healthy Bites Grill, in Fort Lauderdale, Florida. Health Express operated the restaurant through a wholly owned subsidiary, Healthy Bites Grill, Inc., incorporated in Florida on January 26, 1999. The restaurant equipment and supplies were sold on September 23, 2002 to an unaffiliated third party buyer. The lease between Health Express and the landlord, which expires on January 31, 2004, was assigned to the buyer, but Health Express remains as a guarantor until January 31, 2004. The restaurant offered eat-in, take out, and drive-thru service. This restaurant proved to be a testing ground in determining, among other factors, consumer menu item preferences, ideal market demographics, kitchen equipment requirements, food pricing guidelines, employee training and labor and sales targets for profitable operations.

         On May 7, 2001, Health Express entered into a lease agreement for a second restaurant in Boca Raton, Florida. The Boca Restaurant started operations on June 24, 2002. Health Express also completed a Uniform Franchise Offering Circular to launch the franchise program on October 1, 2002. Health Express operates the second restaurant through a wholly owned subsidiary, Healthy Bites Grill of Boca, Inc. and franchise operations are conducted through a wholly owned subsidiary, Health Express Franchise Company. Both Healthy Bites Grill of Boca and Health Express Franchise Company were incorporated in Florida on May 7, 2001. Healthy Bites Grill is currently an active corporation but has not conducted business since the sale of the assets on September 23, 2002.

INDUSTRY OVERVIEW

         Health Express's vision is to merge three industries: fast food, quick casual operations and health food restaurants. The fast food industry, a staple of the American consumer, is a multi- billion-dollar industry of which Health Express is a part, is dominated by hamburger chains and followed by chicken, Mexican and Italian food segments.

         Dining out and dining fast are not the only trends when it comes to food. An increasing number of Americans are developing a healthy appetite for healthy eating, and that trend is growing.1 As the millennium began, Americans were spending a combined $32.1 billion a year on natural and organic products,2 up 14% from 1999 and up dramatically from the $4.2 billion in sales in 19903. Forty-eight percent of consumers use organic products at least occasionally, and retail sales of organic products - about $9 billion in 2001- are expected to grow by about 20% a year, reaching $20 billion by 2005.4 The trend toward a lifestyle balanced by proper exercise and nutrition naturally leads the health conscious consumer to look for a place to eat that will provide healthy and tasty foods at a reasonable price, without sacrificing convenience. Health Express seeks to fill this current void in the fast food industry.

-----------------------

1. Nutrition and You: Trends 2000, American Dietetic Association,  January 2000.

2. Natural  Products  Research  Report,  Gourmet  Retailer,  Oct. 2001, p.72.

3. Natural Products Sales Continue to Rise in 2000, Food Institute Report, Oct 8, 2001, p.4.

4. Natural Products Research Report, Gourmet Retailer, Oct. 2001, p.72.

OPERATIONS OF FLAGSHIP RESTAURANT

         LOCATION AND PRODUCTS

         Health Express began operations of its first restaurant on April 10, 2000. The restaurant was a free standing building on a corner lot adjacent to a major thoroughfare in Fort Lauderdale, Florida. This location provided Health Express with a testing ground to survey consumer appeal to a developing menu based on healthy and good tasting items. This menu, which is being used in the Boca Restaurant, is comprised, in part, by burgers, wraps and pockets, solo pizzas and salads. A juice bar offers smoothies, juices and power drinks. Burgers and wraps include the "Healthy Bites Burger", grilled turkey burger and chicken breast, lean buffalo burgers and HB Philly (a grilled Portobello mushroom) and various pocket sandwiches. All pizzas are made with homemade tomato sauce and served with soy cheese or mozzarella with a variety of fresh toppings. Salads are prepared daily with fresh greens and are served with a variety of signature dressings. Oven baked fries, vegetarian chili and pasta salads are included in the a la carte selections.

         The restaurant equipment and supplies were sold on September 23, 2002 to an unaffiliated third party buyer. On September 23, 2002, Health Express sold certain of its assets to Richard A. Weitz and his assignee, Roll-A-Round Real Roast Beef, Inc., a closely-held Florida corporation. The assets purchased by Weitz included equipment and supplies which Health Express used at its restaurant operation located 1538-A East Commercial Blvd., Fort Lauderdale, Florida. The purchase price was $120,000 cash paid by Weitz at closing, less credits for repairs, taxes, broker commissions, attorney's fees and costs, and an escrow of $12,500 of the purchase price for any outstanding sales taxes or other liabilities for the 90 days following the closing of the transaction. The balance of the escrow funds have been forfeited by Health Express. The purchase price was determined through arms'-length negotiation between Health Express and Weitz. There was no relationship, material or otherwise, between Health Express or any of its affiliates, officers or directors, or any associate of any such directors or officers and Weitz or Roll-A-Round. The lease between Health Express and the landlord which expires on January 31, 2004 was assigned to Roll-A-Round and Health Express agreed to remain as a guarantor on the lease until January 31, 2004.

         Health Express opened the Boca Restaurant in June 2002, which is located adjacent to the only major shopping mall in Boca Raton, Florida. Boca Raton's population density is centralized in a relatively small area, close to the main north/south highway and includes a major university, a large financial and service business district and several strip malls. Surrounding these urban centers is a community of primarily higher income households, singles and a thriving "yuppie" community with discriminating taste and buying power.

         Management believes that Health Express's success lies in building customer relationships, pursuing new customers and improving the buying and warehousing of inventory to increase gross margins. Management believes that a significant customer base can be built by implementing an expansion program of additional restaurants, whether Company owned or franchised, and by designing sales and marketing programs to target South Florida areas.

         A new emphasis on consumer eating habits toward more healthy and nutritious foods, a robust retail market and a commercial and residential construction boom combine to create a dynamic business climate in South Florida. We believe that South Florida offers business a prime geographic location in areas that are quickly becoming "the place" for high tech companies-with global communications facilities, breathtaking views, art and culture, good higher education, first- rate housing, parks and open space, and unrivaled shopping and nightlife. Not surprising, therefore, is the booming population growth in South Florida.

         SERVICES AND DISTRIBUTION

         All foods are prepared in the on-site kitchen. Customers can choose to eat inside our restaurant, within very pleasant and clean surroundings, or order meals for take-out or via our drive-thru facility. Food products are delivered directly to the restaurant from the various suppliers on a regular basis.

         COMPETITIVE BUSINESS CONDITIONS

         Health Express has substantial competition from the several existing fast food chains offering conventional fast food near our present location. However, they offer only a limited selection of health food items. In fact, we believe these competitors are the ones that offer the type of fast food that the health conscious American consumer is now avoiding.

         The food service industry as a whole is intensely competitive with respect to food quality, concept, location, service, and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than Health Express and with substantially longer operating histories. Health Express believes that it competes with national, regional, and local take-out food service companies, quick service restaurants, casual full-service dine-in restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores.

         Management anticipates that it also may have competition from established health food stores and small single proprietary health food restaurants. Management believes that there are limited direct competitors in the area of healthy fast food in South Florida. It is also the opinion of management, although no assurances can be given, that Health Express has a competitive edge which is based on a combination of consumer demands for a reasonably priced healthy meal in less time and with consistently good taste. Competitors in the health food market, such as Wild Oats or Whole Foods Market, are currently successful but do not offer fast food with the convenience of a drive-thru.

         There are numerous companies engaged in fast food operations and there are a growing number of health food restaurants. The principal competitive factor in the fast food industry is customer convenience and reasonable prices. The principal competitive factor in the emerging industry of health food restaurants is nutritious and tasty food at a reasonable price without sacrificing convenience. Many of these companies are larger and have greater access to experienced management and capital resources and, accordingly, Health Express may not be able to maintain a competitive position in the market place. Failure to maintain a competitive market position would have a detrimental effect on Health Express's operations and its business.

         SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

         Health Express has selected to carry and use several products with national brand name recognition, which consumers already identify with as high quality products in the health food industry. The products include meal supplements such as Met-Rx protein shakes, Myoplex protein shakes, and numerous other recognized supplements.

         Food distributors include US Foods for bulk service ingredients, Green Garden for greens and sprouts, Spiegel for buffalo and sirloin meats and Elite for various produce. Health Express does not have contracts with the above suppliers but has established wholesale purchase arrangements for bulk purchases, as is industry practice. Management believes that there are ample additional sources of supplies should one of the above vendors be unable to serve our restaurants.

         INTELLECTUAL PROPERTY

         Health Express filed a federal registration for the trademark name "Healthy Bites Grill" for use by all future restaurant locations, whether Company owned or franchised, and on October 4, 2002 received approval and ownership from the U.S. Patent and Trademark Office for its exclusive use. Health Express does not own any patents.

         GOVERNMENTAL REGULATIONS AND APPROVALS

         As a marketer and distributor of food products, Health Express is subject to the Federal Food and Drug and Cosmetic Act and the regulations promulgated thereunder by the U.S. Food and Drug Administration ("FDA"). The FDA regulates manufacturing and holding requirements for food through its current good manufacturing practice regulations, specifies the standard of identity for certain foods and prescribes the format and content of certain information required to appear on food labels. In addition, Health Express is subject to the Perishable Agricultural Commodities Act and regulations promulgated thereunder by the U.S. Department of Agriculture ("USDA"). The USDA imposes standards for product quality and sanitation and the grading and commercial acceptance of produce shipments from Health Express's suppliers. Health Express, its products and facilities are also subject to state and local regulations through such measures as the licensing of its facilities and enforcement by state and local health agencies.

         CONSUMER RESEARCH

         Health Express has conducted internally generated surveys through the use of consumer response cards collected at its restaurants where they are available at the counter for voluntary use by customers. The responses generated by these cards have provided management with valuable information concerning consumer preferences and demands. Health Express has been able to make menu changes to keep pace with these preferences. As a result Health Express has developed a healthy broad-based menu, which is currently incorporated in its UFOC.

         FACILITIES AND EMPLOYEES

         Health Express leases corporate headquarters in Deerfield Beach, Florida for management, accounting, and administrative services. The Boca Restaurant is on a leased property located approximately three miles from the corporate office.

         There are currently four employees at the corporate level and approximately 20 employees at the Boca Restaurant, of which 10 are full time and 10 are part time. None of the present employees are represented by a labor union and it is anticipated that no future employees will be union represented. Health Express considers its employee relations to be good.

         Each additional restaurant location, whether Company owned or franchised, will require approximately 12 to 20 employees. Health Express will require accounting on a regular basis from all locations for centralized management reporting of results of operations, accomplished through the use of a standard point-of-sale system by all restaurant operations.

         Health  Express,  presently,  does not own or plan to own real  estate.
However, management may decide to invest in real estate, if the right opportunity presents itself.

                                   MANAGEMENT

         As of February 28, 2003, the directors and executive officers of Health
Express, their age, positions in Health Express, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

  NAME OF DIRECTOR/
  EXECUTIVE OFFICER                       AGE       POSITION                              PERIOD SERVED
---------------------------------------- -----  -------------------------------------- ------------------------------

Douglas Baker                              40     Director and Chief Executive Officer  July 2, 1998 to date
Raymond W. Nevin                           56     President                             February 3, 2003 to date
Marco D'Alonzo                             37     Director, Secretary and Chief         July 2, 1998 to date
                                                    Operating Officer
Susan Greenfield                           38     Director                              May 7, 2001 to date
Edward Meyer                               45     Director and Audit Committee Member   June 6, 2000
Patricia Durante                           42     Chief Financial Officer               February 18, 2003 to date


         There are no family relationships between or among the directors, executive officers or any other person. None of Health Express's directors or executive officers is a director of any company that files reports with the SEC. None of Health Express's directors have been involved in legal proceedings.

         Health Express's directors are elected at the annual meeting of stockholders and hold office until their successors are elected. Health
Express's officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

DOUGLAS BAKER

         Mr. Baker has more than 10 years of sales experience in the competitive financial service industry. He has been actively involved in the financial public relations industry since 1994. He has been a licensed stockbroker, 220 insurance agent and mortgage broker. From 1994 to 1998 he was Vice President and co-owner with Marco D'Alonzo of First Equity Group, Inc. a financial public relations company, where he was in charge of company operations including cash flow management, budgeting, public relations and human resources.

MARCO D'ALONZO

         Mr. D'Alonzo is experienced in corporate, financial and business affairs. He has owned and operated two financial related businesses. From 1994 to 1998 he was also co-owner with Mr. Baker of First Equity Group, Inc., where he acted as President, with duties including marketing, business development and client relations.

RAYMOND W. NEVIN

         Mr. Nevin has more than 30 years of senior leadership experience in the restaurant industry, with an emphasis on growth management. From July 1988 to May 1992, he served as president and CEO of Damon's The Place for Ribs. Mr. Nevin grew the company from $38 million to over $100 million in 4 years. From August 1992 to January 2002, he served as president and COO of Pizza U.S.A. Management. Nevin managed operations and national growth, implemented numerous operational improvements, and initiated the franchise program. From February 2002 to January 2003, he served as V.P. of Sales for TurboChef Technologies, Inc., a manufacturer of high speed commercial cooking equipment; Mr. Nevin managed senior level consultative selling. Mr. Nevin joined Health Express initially as a consultant, and was appointed president in February of 2003.

SUSAN GREENFIELD

         From 1987 to the present, Ms. Greenfield has served as Treasurer of Rider Insurance Company, which specializes and leads the industry in insuring motorcycles within the state of New Jersey. Rider Insurance is a principal shareholder of Health Express. Ms. Greenfield has served on the Board of Trustees for the June Bleiwise Supporting Foundation since 1996. Ms. Greenfield received her Bachelor of Science degree in Education from the University of Miami in 1987.

PATRICIA DURANTE

         Ms. Durante is a Certified Public Accountant with a background in both public and private businesses. Ms. Durante has worked for a large international CPA firm and has owned her own CPA firm. Ms. Durante has also worked as controller for various public companies from 1985 to 1991 when she started her own CPA firm. From 2000 to the present, Ms. Durante has worked for Mackenzie
Investment Management Inc., a mutual fund company, as Tax and Financial Reporting Manager. Prior to that, from 1991 through 1999, Ms. Durante had her own CPA firm where she prepared tax returns, financial statements and SEC reporting for several small public companies. Ms. Durante currently devotes an average of approximately 20 hours per week to Health Express.

EDWARD MEYER

         Mr. Meyer is a Certified Public Accountant. Since January 2003, Mr. Meyer has been Controller of Dean, Baldwin Painting, an aircraft strip and paint services company. From February 2002 to November 2002, Mr. Meyer was Controller of the South Florida Blood Bank. Between January 2001 and February 2002, he was self-employed as an accounting consultant. From December 1999 to January 2001, Mr. Meyer was Controller for U.S. Pool, a pool services company. His experience extends from a background in public accounting to more than 15 years as a controller with the private sector. Mr. Meyer provides advisory services in the areas of cash management, controlled growth, managing accounts receivables and payables and other management experience.

SECTION 16(A) BENEFICIAL OWNERSHIP

         REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require Health Express's officers and directors, and persons who beneficially own more than ten percent of a registered class of Health Express's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish Health Express with copies.

         Based on its reviews of the copies of the Section 16(a) forms received by it, or written representations from certain reporting persons, Health Express believes that, during the last fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with and filed timely.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal year ended December 29, 2002 and December 30, 2001 and 2000 certain information regarding the compensation earned by Health Express's Chief Executive Officer and each of Health Express's most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2002 exceeds $100,000, (the "Named Executive Officers"), with respect to services rendered by such persons to Health Express and its subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                           ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                            -------------------------------------------------------- ------------------------------
NAME AND PRINCIPAL                                        OTHER        RESTRICTED      UNDERLYING         OTHER
  POSITION         YEAR       SALARY      BONUS      COMPENSATION     STOCK AWARDS       OPTIONS      COMPENSATION
------------------ -----    ----------- --------- ----------------- ---------------- -------------- ---------------
Douglas Baker,     2002      $28,014      none              none             none           none             none
CEO and            2001      $18,955      none              none         $105,000           none             none
President          2000         none      none           $19,129             none           none             none

Marco D'Alonzo,    2002      $28,335      none              none             none           none             none
COO and            2001      $18,553      none              none          $30,000           none             none
Secretary          2000         none      none           $15,918             none           none             none

Bruno Sartori,     2002         $500      none              none          $50,425           none             none
CFO(1)             2001      $16,596      none              none          $90,000           none             none
                   2000         none      none           $38,025          $55,250        150,000             none

David Maltrotti,   2000         none      none            $7,050          $12,500           none             none
Executive(2)       1999         none      none           $22,180          $12,000        200,000             none
Vice-President

Russ Lo Bello(3)   2002      $20,000      none              none             none           none             none
President

(1) Mr. Sartori's employment agreement expired on August 31, 2002. The exercise period for the balance of 142,366 unexercised options to purchase shares of Health Express's common stock was extended to expire on August 31, 2007, unless sooner exercised in accordance with their terms.
(2)  Mr. David  Maltrotti's  services with Health Express  terminated  effective
     June 30, 2000. The options to purchase 200,000 shares of Health Express common stock were canceled as of the date of termination.
(3) Mr. Lo Bello was employed as President of a subsidiary from May 5, 2002 through August 23, 2002.

OPTION GRANTS

         The following table contains information concerning the stock option grants to each of the Named Executive Officers for the fiscal years ended
December 31, 2000 and December 31, 1999. No stock options were granted for the fiscal years ended December 30, 2001 or December 29, 2002. No stock appreciation rights were granted to these individuals during any year.

                                                       INDIVIDUAL GRANTS
                             -----------------------------------------------------------------------------
                                                           % OF TOTAL
                                            NUMBER          OPTIONS
                                         OF SECURITIES      GRANTED
                                          UNDERLYING      TO EMPLOYEES
                              YEAR OF       OPTIONS       IN CALENDAR     EXERCISE PRICE    EXPIRATION
NAME                           GRANT        GRANTED           YEAR          ($/SH)(1)          DATE
--------------------------- ------------ --------------- --------------- -------------------- ------------
Douglas Baker                  1999        2,000,000           47.62          $ 0.35             (2)
Marco D'Alonzo                 1999        2,000,000           47.62          $ 0.35             (2)
Bruno Sartori                  2000          150,000           65.22          $ 1.31             (3)



(1)      The exercise price is to be paid in cash.
(2) The options are exercisable in whole or in part at any time until the earlier to occur of (i) the exercise of all options;(ii) he is no longer employed by Health Express; and (iii) the expiration of ten years from the date of grant.
(3) The options, as originally issued, were exercisable in whole or in part at any time until the earlier to occur of (i) the exercise of all options: (ii) he is no longer employed by Health Express; and (iii) the expiration of the two years and three months from the date of the grant. The exercise period for the unexercised options was extended by the Board to expire on August 31, 2007, and the employment requirement waived.


FISCAL YEAR-END OPTION VALUES

         The following table sets forth information regarding each exercise of stock options and the value realized and the number and values of unexercised options held by each of the Named Executive Officers as of December 29, 2002.

                                                               NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED                IN-THE-MONEY
                                  SHARES                       OPTIONS AT 12/29/02             OPTIONS AT 12/29/02
NAME                             ACQUIRED         VALUE    -------------------------------- -------------------------------
                                ON EXERCISE     REALIZED      EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------- --------------- ------------- ---------------- --------------- --------------- ---------------

Douglas  Baker                   160,000        $56,000       1,840,000           -0-(1)     $ 1,380,000             -0-
Marco D'Alonzo                   283,200        $99,120       1,716,800           -0-(1)     $ 1,287,600             -0-
Bruno Sartori                      7,634           none         142,366           -0-(2)             -0-             -0-



(1) Equal to the fair market value of securities underlying the option at the fiscal year end ($1.10) minus the exercise price ($ 0.35) payable for those securities.

(2) No value is recognized on outstanding options exercisable at December 29, 2002, because the value of the underlying securities $1.10 per share of common stock is less than the exercise price for those securities ($1.31).

         Health Express has not entered into any Long-Term Incentive Plan Awards since inception.

COMPENSATION OF DIRECTORS

         During the year 2001, Health Express issued 2,000 shares of its common stock to Edward Meyer as compensation for services as a director. Health Express did not issue any shares of common stock as compensation to any director in 2002.

EMPLOYMENT AGREEMENTS

         On December 6, 2002, Health Express entered into employment agreements with Douglas Baker and Marco D'Alonzo for a one-year term expiring on December 5, 2003. Unless either party shall give to the other written notice of termination on or before October 31, 2003, the term of this Agreement shall, on December 6, 2003, be extended for a period of one year, commencing as of December 6, 2003 and expiring on December 5, 2004. The salaries for both officers will be equal to an annual amount of $125,000 and will be accrued if Health Express is unable to pay any or all of the salary.

         On August 31, 2002, the employment agreement for Bruno Sartori as Chief Financial Officer of Health Express expired and Mr. Sartori notified the Board of Directors that he would not seek to extend the agreement. On August 30, 2002, the Board approved an extension of the exercise period for the unexercised options granted to Mr. Sartori under his employment agreement for a five-year period ending August 31, 2007.

         On February 3, 2003, Health Express entered into an employment agreement with Raymond Nevin as its President, after a 90 day probationary period, for a period of five (5) years from the date of the agreement. The initial salary will be at an annual amount of $90,000 and will increase to an annual amount of $110,000 after the sale of three (3) Healthy Bites Grill Franchises. Mr. Nevin will also be granted cash and stock bonuses based on achieving certain milestones as spelled out in the employment agreement.

COMMITTEES OF THE BOARD OF DIRECTORS

         The only standing committee of the Board of Directors is the Audit Committee of which Edward Meyer is the Chairman and sole member. On March 21, 2003, the Audit Committee held a meeting to discuss the audited financial statements for the fiscal year ended December 29, 2002, and met with the independent accountants at which time the independent accountants made a presentation to the Committee of all required reports and discussed the scope of the audit, independence of the auditor, non-attest services performed for Health Express and all fees related to such services and discussed all other required rules and auditing standards. The Audit Committee received written documentation from the independent accountants required by Independence Standards Board
Standard No. 1. The Audit Committee and the independent accountants also reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2002 with management. The Audit Committee also discussed matters required to be discussed by SAS 61 with the independent accountants and management. Health Express has adopted a written charter for the Audit Committee. The Audit Committee consists of one member, Mr. Edward Meyer, who acts as Chairman of the Committee. Mr. Meyer is independent of Health Express.

                             DESCRIPTION OF PROPERTY

         Health Express leases approximately 1,400 square feet for its corporate headquarters located at 1761 W. Hillsboro Blvd, Suite 203, Deerfield Beach, Florida. The lease commenced on May 15, 2002 for a term of three years. The monthly rent is $1,400. Additional rent of $816.67 plus sales tax is adjusted annually as set forth in the lease.

         The Boca Restaurant, located at 21300 St. Andrews Boulevard, opened on June 24, 2002 and is adjacent to the city's major shopping mall which is approximately two miles from the north/south interstate. The Boca Restaurant is a freestanding building, previously used as a fast food restaurant with an existing drive-thru facility. On May 7, 2001, Health Express entered into a five-year lease, with two five-year options. Initial monthly rental payments are $8,333.33 plus common area maintenance of $1,900 and real estate taxes of $1,400. This restaurant is approximately 4,000 square feet with a capacity of inside seating for approximately 98 customers. Located within a strip mall, it offers ample parking and easy access for both northbound and southbound traffic.


                                LEGAL PROCEEDING

         Health Express is not involved, nor has been involved in any legal proceedings since its inception.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect of the beneficial ownership as of March 31, 2003 for any person who is known to Health
Express to be the beneficial owner of more than 5% of Health Express's common stock.

                                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
-----------------------------------------------------------------------------------------------------------------------------
                                                                                       AMOUNT AND NATURE
                                           NAME AND                                      OF BENEFICIAL           PERCENTAGE OF
TITLE OF CLASS                             ADDRESS OF BENEFICIAL OWNER                     OWNERSHIP                CLASS(3)
----------------------------------------- ------------------------------------------ ----------------------- -----------------
Common                                     Douglas Baker                                   4,024,420(1)              31.77%
                                           5206 NW 28 St.
                                           Margate, Florida  33063

Common                                     Marco D'Alonzo                                  3,616,339(1)              28.55%
                                           4892 N. Citation Drive, No. 106
                                           Delray Beach, Florida  33445

Common                                     Rider Insurance Company                         3,666,667(2)              28.94%
                                           120 Mountain Avenue
                                           Springfield, New Jersey   07081


                                             SECURITY OWNERSHIP OF MANAGEMENT
-------------------------------------------------------------------------------------------------------------------------------

                                                                                         AMOUNT AND NATURE
                                           NAME AND                                        OF BENEFICIAL       PERCENTAGE OF
TITLE OF CLASS                             ADDRESS OF BENEFICIAL OWNER                       OWNERSHIP            CLASS(3)
----------------------------------------- ------------------------------------------ ----------------------- -----------------

Common                                     Douglas Baker                                   4,024,420(1)              31.77%
                                           5206 NW 28 St.
                                           Margate, Florida  33063

Common                                     Marco D'Alonzo                                  3,616,339(1)              28.55%
                                           4892 N. Citation Drive, No. 106
                                           Delray Beach, Florida  33445

Common                                     Susan Greenfield                                     478,858               3.78%
                                           19277 Natures View Court
                                           Boca Raton, Florida 33498

Common                                     Edward Meyer                                           2,000                   *
                                           2809 Embassy Drive
                                           West Palm Beach, Florida 33701

Common                                     Raymond Nevin
                                           650 Canistel Lane
                                           Boca Raton, Florida 33486                                  0                   *

Common                                     Patricia Durante                                      10,000                   *
                                           6620 Marbletree Lane
                                           Lake Worth, Florida 33467

ALL OFFICERS AND DIRECTORS
  AS A GROUP (6) PERSONS                                                                      8,131,617              64.19%


---------------

*        Less than 1%.

(1) Mr. D'Alonzo and Mr. Baker have options to purchase 1,716,800 and 1,840,000 shares, respectively, of common stock at an exercise price of $0.35 per share. The options are exercisable for a period of ten years from June 15, 1999 and are included in the calculation of ownership in accordance with Rule 13(d) of the Securities Act.

(2) Rider Insurance Company has warrants to purchase 2,000,000 shares of Health Express's common stock at an exercise price of $1.00. The warrants are exercisable for a period of ten years from May 2, 2001.

(3) Applicable percentage of ownership is based on 10,822,563 shares of common stock outstanding as of March 31, 2003 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of March 31, 2003 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

         SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

         The following table sets forth the securities that have been authorized under equity compensation plans as of December 29, 2002.

                                                                                                              NUMBER
                                                                                                           OF SECURITIES
                                                                                                             REMAINING
                                                                                                             AVAILABLE
                                                                          NUMBER                            FOR FUTURE
                                                                      OF SECURITIES                          ISSUANCE
                                                                       TO BE ISSUED    WEIGHTED-AVERAGE    UNDER EQUITY
                                                                      UPON EXERCISE    EXERCISE PRICE   COMPENSATION PLANS
                                                                      OF OUTSTANDING   OF OUTSTANDING       (EXCLUDING
                                                                         OPTIONS,         OPTIONS,          SECURITIES
                                                                       WARRANTS AND     WARRANTS AND         REFLECTED
                                                                          RIGHTS           RIGHTS         IN COLUMN (a))
-------------------------------------------------------------------- ----------------- ---------------- --------------------
                                                                           (a)               (b)                (c)
-------------------------------------------------------------------- ----------------- ---------------- --------------------

Equity compensation plans approved by security holders                              0               --                    0
Equity compensation plans not approved by security holders                  6,082,166           $0.622                    0
TOTAL                                                                       6,082,166           $0.622                    0


                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

         During the past two (2) years, Health Express has not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of Health Express's Common Stock, except as disclosed in the following paragraphs.

         During the fiscal year 2001 Mr. Baker and Mr. D'Alonzo received as additional compensation 140,000 and 40,000 shares of Health Express's common stock, respectively. Health Express also received $66,660 in short-term financing from three directors of Health Express at various times during 2002. The notes payable bear interest at 5.5% per annum and are payable on June 30, 2003. On March 6, 2003, an additional $25,000 was received from one of the directors of Health Express. The note payable bears interest at 5.5% per annum and is payable on June 30, 2003.

         Health Express received $70,000 in financing from a related party on May 20, 2002. The note was payable on September 20, 2002 and included interest at 5.5% per annum. On November 8, 2002, $50,000 of the note payable, after repayment of $20,000 principal, was extended through March 31, 2003 at an interest rate of 7% per annum and the issuance of 5,000 shares of Health Express's restricted common stock to the note holder. The shares issued were valued at $1,750, and this amount was recorded as interest expense. As of April 1, 2003, Health Express has not repaid the $50,000 that remains outstanding, however, Health Express is in negotiations with the lender and believes that the due date of the note will be extended to July 31, 2003 in consideration for the 10,000 shares of Health Express' common stock.

         On December 6, 2002, Health Express entered into employment agreements with Douglas Baker and Marco D'Alonzo for a one-year term expiring on December 5, 2003, renewable for a second year. Unless either party shall give to the other written notice of termination on or before October 31, 2003, the term of this Agreement shall, on December 6, 2003, be extended for a period of one year, commencing as of December 6, 2003 and expiring on December 5, 2004. The salaries for both officers will be equal to an annual amount of $125,000 and will be accrued if Health Express is unable to pay any or all of the salary.

         On February 3, 2003, Health Express hired Raymond Nevin to be the new president of Health Express and entered into a five-year employment agreement with him. His initial salary will be $90,000 per year and will increase to an amount of $110,000 after the sale of the first three franchises.

         On February 20, 2003, Health Express sold its first franchise to one of Health Express's directors, Susan Greenfield. The franchisee has identified a location and is currently finalizing a lease located in South Florida. The terms of this franchise agreement are based on the standard franchise agreement with no special consideration. The franchise fee paid was $30,000 with an additional $5000 advertising deposit.

         On March 31, 2003, Susan Greenfield, a director of Health Express, purchased 142,858 shares of common stock at a price of $0.35 per share in a private placement pursuant to Section 4(2) of the Securities Act of 1933.

         Mr. Bruno Sartori was employed as Health Express's Chief Financial Officer pursuant to an employment agreement entered into on May 30, 2000 that expired on August 31, 2002. He was compensated a total of 66,700 shares of Health Express's Common Stock for the year 2002, 126,000 shares of Health Express's Common Stock for the year 2001 and 35,000 shares of Health Express's Common Stock for the year 2000. The agreement also granted Mr. Sartori options to acquire 150,000 shares of Health Express's Common Stock at a purchase price of $1.31 per share of which 7,634 were exercised. The exercise period of the remaining 142,366 options was extended in August 2002 until August 31, 2007.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Health Express's common stock currently trades on the Over-The-Counter Bulletin Board ("OTC:BB") under the trading symbol "HEXS".

         The following table sets forth the highest and lowest bid prices for the common stock for each calendar quarter and subsequent interim period since January 1, 2001, as reported by the National Quotation Bureau, and represent interdealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

                                                       BID PRICES
                                                 ------------------------
                                                   HIGH             LOW
                                                 ---------     ----------
                       2001
                       First Quarter               $1.22           $0.75
                       Second Quarter              $2.50           $0.80
                       Third Quarter               $2.55           $0.80
                       Fourth Quarter              $1.39           $0.80

                       2002
                       First Quarter               $1.25           $0.95
                       Second Quarter              $1.97           $0.85
                       Third Quarter               $1.40           $0.30
                       Fourth Quarter              $1.50           $0.43

                       2003
                       First Quarter               $1.07           $0.65

     Health Express presently is authorized to issue 50,000,000 shares of Common Stock with $ 0.001 par value. As of March 31, 2003, there were 100 holders of record of Health Express's common stock and 10,822,563 shares issued and outstanding.

         Health Express is authorized to issue 10,000,000 shares of $0.01 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as "blank check preferred", may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

DIVIDENDS

         Health Express has not declared or paid cash dividends on its Common Stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors and will depend upon, among other factors, on Health
Express's operations, its capital requirements, and its overall financial condition.

CHANGES IN SECURITIES

         During the year ended December 29, 2002 Health Express issued the following securities:

                                                                 COMMON STOCK
                                                         ---------------------------------
                                                                                               ADDITIONAL
                                                              SHARES           AT PAR           PAID-IN
                                                              ISSUED            VALUE           CAPITAL            TOTAL
                                                         ---------------- ---------------- ----------------- ---------------
Common Stock at December 30, 2001                             8,550,123       $    8,550       $ 7,347,867     $  7,356,417
Issuance of 16,700 shares of restricted stock at
  $0.25 per share-officer compensation                           16,700               17             4,158            4,175
Issuance of 1,008,000 shares of restricted stock at
  $0.25 per share-private offering(a)(1)                      1,008,000            1,008           250,992          252,000
Issuance of 2,500 shares of restricted stock at
  $0.25 per share-compensation                                    2,500                2               623              625
Issuance of 345,000 shares of restricted stock at
  $0.75 per share-private offering(a)(2)                        345,000              345           258,405          258,750
Shares returned and cancelled                                 (287,000)            (287)               287                -
Issuance of 25,000 shares of restricted stock at
  $1.50 per share-officer compensation                           25,000               25            37,475           37,500
Issuance of 25,000 shares of restricted stock at
  $1.50 per share-compensation                                   25,000               25            37,475           37,500
Modification of terms of stock options                                -                -            46,369           46,369
Issuance of 642,858 shares of restricted stock at
  $0.35 per share-private offering(a)(3)                        642,858              643           224,357          225,000
Issuance of 5,000 shares of restricted stock at
  $0.35 per share - interest expense                              5,000                5             1,745            1,750
Issuance of 35,000 shares of restricted stock at
  $0.35 per share-compensation                                   35,000               35            12,215           12,250
                                                         ---------------- ---------------- ----------------- ---------------
Common Stock at December 29, 2002                            10,368,181       $   10,368      $  8,221,968     $  8,232,336
                                                         ================ ================ ================= ===============

----------------
(a)(1)   During  the year ended  December  29,  2002,  Health  Express  sold the following  securities to accredited  investors pursuant to an exemption from  registration  under Rule 506 of Regulation D under the Securities
         Act of 1933, as amended (the "Securities Act)":


         DATE              TITLE            NO. OF SHARES         PRICE         PROCEEDS
         ----------------- ---------------  --------------------- ------------- -----------
         2/13/2002         Common stock         1,008,000          $0.25         $252,000


(a)(2)Health Express sold 345,000 shares of common stock and warrants to accredited investors under Rule 505 of Regulation D of the Securities Act, for total proceeds of $258,750. The offering was terminated on July 17, 2002.

a)(3)Health Express sold 642,858 shares of common stock to accredited investors under Section 4(2) of the Securities Act at $.35 per share for total proceeds of $225,000.


         On January 17, 2003, Health Express sold $250,000 of convertible debentures to Cornell Capital Partners, L.P. Cornell Capital Partners was the purchaser of the convertible debentures. These debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The debentures are convertible at the Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. At maturity, Health Express has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. Health Express has the right to redeem the debentures upon thirty days notice for 120% of the amount redeemed. Upon such redemption, Cornell Partners shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed by Health Express with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

         On March 13, 2003, Health Express entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. This agreement also terminated an Equity Line of Credit Agreement dated January 16, 2003. In addition, the warrant in the January agreement was terminated. The March 2003 agreement eliminated the impermissible conditions. Under the March agreement, Health Express may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5.0 million. Subject to certain conditions, Health Express will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $100,000, with no advance occurring within seven trading days of a prior advance. In addition, in each advance notice Health Express shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. Cornell Capital Partners is entitled to retain a fee of 5% of each advance. In addition, Health Express entered into a placement agent agreement with TN
Capital Equities, Ltd., a registered broker-dealer. Pursuant to the placement agent agreement, Health Express paid TN Capital Equities, Ltd. a one-time placement agent fee of 9,524 shares of common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

         On March 31, 2003, Equitilink, LLC an unaffiliated California limited liability company, entered into an agreement with Health Express under which Equitilink has agreed to provide public relations services to Health Express, including the development, implementation and maintenance of an ongoing program to increase the investment community's aware of Health Express. The agreement has a ten-month term. Equitilink is receiving 200,000 shares of Health Express' common stock.

         On March 31, 2003, J. Pollack & Company, Inc. is an unaffiliated Florida corporation that entered into an agreement with Health Express under which J. Pollack & Company, Inc. has agreed to provide public relations services to Health Express, including disseminating information and creating market awareness about Health Express. The agreement has a twelve-month term. J. Pollack & Company, Inc. is receiving 102,000 shares for its services, which are being registered in this offering. J. Pollack & Company, Inc. is also receiving 120,000 shares of common stock, payable at 30,000 shares every third month after the effective date of this registration statement, as compensation under the agreement. These shares are not being registered in this offering.

         On March 31, 2003, Susan Greenfield, a director of Health Express, purchased 142,858 shares of common stock at a price of $0.35 per share in a private placement pursuant to Section 4(2) of the Securities Act of 1933.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Health Express so as to make an informed investment decision. More specifically, Health Express had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Health Express' securities.

                            DESCRIPTION OF SECURITIES

GENERAL

         Health Express' authorized capital consists of 50,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. At March 31, 2003, there were 10,822,563 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to Health Express' capital stock contained in its Articles of Incorporation and By-Laws and under Florida Statutes. The summary is qualified in its entirety by reference to Health Express' Articles of Incorporation and By-Laws and the Florida law.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is Health Express' present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         Health Express is authorized to issue 10,000,000 shares of $0.01 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as "blank check preferred", may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

WARRANTS

         Health Express has outstanding warrants issued to Rider Insurance Company to purchase 2,000,000 shares of common stock at an exercise price of $1.00. These warrants are exercisable for a period of ten years from May 2, 2001.

         Health Express also issued warrants to Francorp., Inc. to purchase 38,000 shares of common stock in connection with Francorp's work on Health Express' franchise program. These warrants are exercisable at $2.00 per share and expire on July 31, 2006.

         During an offering pursuant to Regulation D of the Securities Act of 1933 between March 8, 2002 and July 17, 2002, Health Express issued warrants to purchase 345,000 shares of common stock at an exercise price of $1.50 per share. The warrants have an exercise period of 36 months.

OPTIONS

         Health Express has outstanding options to purchase its common stock issued to some of its current and past employees. As of December 29, 2002, options to purchase 1,716,800 and 1,840,000 shares of common stock are held by Mr. D'Alonzo and Mr. Baker, respectively, at an exercise price of $0.35 per share. These options are exercisable for a period of ten years from June 15, 1999. Mr. Sartori has 142,366 unexercised options to purchase shares of Health Express' common stock at an exercise price of $1.31 per share. These options expire on August 31,2007.

DEBENTURES

         Health Express has outstanding convertible debentures, which were issued in the original principal amount of $250,000. These debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. At maturity, Health Express has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. Health Express has the right to redeem the debentures upon thirty days notice for 120% of the amount redeemed. Upon such redemption, Cornell Partners shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed by Health Express with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

TRANSFER AGENT

     The Transfer Agent for the common stock is Florida Atlantic Stock Transfer located at 7130 Nob Hill Road, Tamarac, Florida 33321.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Health Express from and against certain claims arising from or related to future acts or omissions as a director or officer of Health Express. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Health Express pursuant to the foregoing, or otherwise, Health Express has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Health Express that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Health Express' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company's management.


                                     EXPERTS

         The consolidated financial statements for the years ended December 29, 2002 and December 30, 2001 included in this prospectus, and incorporated by reference in the Registration Statement, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.



                              HEALTH EXPRESS , INC.
                        CONSOLIDATED FINANCIAL STATEMENTS


                                                                                     PAGE(S)
                                                                                   -----------
Independent  Auditor's Report                                                           F-2

Consolidated  Balance Sheets as of December 29, 2002 and December 30, 2001  (Audited)   F-3

Consolidated  Statements of Operations for the Years Ended  December  29, 2002
   and  December  30,  2001  (Audited)                                                  F-4

Consolidated  Statements of Cash Flows for the Years Ended  December 29, 2002 and
   December 30, 2001 (Audited)                                                          F-5

Consolidated  Statements of Stockholders' Equity for the Years Ended
   December 29, 2002 and December 30, 2001 (Audited)                                    F-6

Notes to Consolidated Financial Statements                                              F-7-16





                                      F-1


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors of
Health Express USA, Inc.

We have audited the accompanying consolidated balance sheets of Health Express USA, Inc. and its subsidiaries (collectively, the "Company") as of December 29, 2002 and December 30, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Express USA, Inc. and its subsidiaries as of December 29, 2002 and December 30, 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered cumulative losses from operations since inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ahearn, Jasco + Company, P.A.

AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants

Pompano Beach, Florida
February 19, 2003

                            HEALTH EXPRESS USA, INC.
                           CONSOLIDATED BALANCE SHEETS
                     December 29, 2002 and December 30, 2001

                                            ASSETS
                                                                        December 29,      December 30,
                                                                             2002             2001
                                                                         -----------      -----------
CURRENT ASSETS
      Cash and cash equivalents                                          $     7,564      $   211,169
      Inventory                                                               18,907            9,029
      Prepaid expenses and other                                               6,188           18,871
                                                                         -----------      -----------
      TOTAL CURRENT ASSETS                                                    32,659          239,069

PROPERTY AND EQUIPMENT, net                                                  567,323          331,735

DEPOSITS                                                                      62,478           62,510
                                                                         -----------      -----------
      TOTAL                                                              $   662,460      $   633,314
                                                                         ===========      ===========


                               LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
      Accounts payable                                                   $   115,493      $     7,092
      Accrued liabilities                                                     72,655           60,209
      Notes payable - related parties                                        116,660               --
      Current portion of capital lease obligation                                 --            9,532
                                                                         -----------      -----------
      TOTAL CURRENT LIABILITIES                                              304,808           76,833
                                                                         -----------      -----------

LONG TERM PORTION - Capital lease obligation                                      --            5,694
                                                                         -----------      -----------

STOCKHOLDERS ' EQUITY
Preferred stock, $0.01 par value;10,000,000 shares authorized zero shares issued and outstanding
Common stock, $0.001 par value; 50,000,000 shares authorized
10,368,181 and 8,550,123 issued and outstanding at December 29, 2002
and December 30, 2001 respectively                                            10,368            8,550
Additional paid-in capital                                                 8,221,968        7,347,867
Accumulated deficit                                                       (7,874,684)      (6,805,630)
                                                                         -----------      -----------
      TOTAL STOCKHOLDERS' EQUITY                                             357,652          550,787
                                                                         -----------      -----------

      TOTAL                                                              $   662,460      $   633,314
                                                                         ===========      ===========




                 See notes to consolidated financial statements

                            HEALTH EXPRESS USA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001

                                                Year                  Year
                                                Ended                 Ended
                                          December 29, 2002      December 30, 2001
                                            -----------             -----------
REVENUES, net                               $   670,984             $   398,886

COST OF SALES                                   257,471                 190,681
                                            -----------             -----------
GROSS PROFIT                                    413,513                 208,205
                                            -----------             -----------

CONTROLLABLE AND OTHER
RESTAURANT EXPENSES
Labor                                           315,412                 199,701
Occupancy                                       179,837                  59,105
Marketing                                        39,540                   2,864
Repairs                                          26,096                  23,168
Other direct costs                               84,863                  67,438
                                            -----------             -----------
                                                645,748                 352,276
                                            -----------             -----------

OTHER EXPENSES
Compensation                                    199,413                 476,355
Compensatory stock and options                  138,597                 269,875
Depreciation                                    132,049                  91,501
Interest expense                                  8,459                   6,051
General and administrative                      327,331                 387,923
Loss on disposal of property
  and equipment                                  30,970                      --
                                            -----------             -----------
                                                836,819               1,231,705
                                            -----------             -----------
TOTAL EXPENSES                                1,482,567               1,583,981
                                            -----------             -----------

LOSS BEFORE PROVISION
FOR INCOME TAXES                             (1,069,054)             (1,375,776)

PROVISION FOR INCOME TAXES                           --                      --
                                            -----------             -----------
        NET LOSS                            $(1,069,054)            $(1,375,776)
                                            ===========             ===========


   LOSS PER COMMON SHARE:
   Basic and diluted                        $     (0.11)            $     (0.17)
                                            ===========             ===========
   Weighted average common shares
   outstanding                                9,576,062               7,883,566
                                            ===========             ===========


                 See notes to consolidated financial statements

                            HEALTH EXPRESS USA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001

                                                                          Year                 Year
                                                                          Ended                Ended
                                                                    December 29, 2002     December 30, 2001
                                                                    -----------------     -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net loss                                                       $(1,069,054)        $(1,375,776)
       Adjustments to reconcile net loss to net cash used in
       operating activities
          Depreciation                                                    132,049              91,501
          Loss on disposal of property and equipment                       30,970                   0
          Common stock issued for compensation and interest                93,800             309,775
          Charges for stock options and warrants                           46,369             269,875
          Changes in certain assets and liabilities
              Inventory, prepaid expenses and other assets                  2,805              (8,302)
             Accounts payable and accrued liabilities                     120,847               5,914
                                                                      -----------         -----------

            NET CASH USED IN OPERATING ACTIVITIES                        (642,214)           (707,013)
                                                                      -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of property and equipment                                (518,607)           (109,236)
       Proceeds from sale of restaurant assets                            120,000                   0
       Changes in deposits                                                     32             (57,649)
                                                                      -----------         -----------

            NET CASH USED IN INVESTING ACTIVITIES                        (398,575)           (166,885)
                                                                      -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES
       Payments on capital lease obligation                               (15,226)             (6,973)
       Proceeds from loans from related parties                           136,660                   0
       Repayment of related party loans                                   (20,000)                  0
       Net proceeds from issuance of common stock                         735,750           1,082,870
                                                                      -----------         -----------

            NET CASH PROVIDED BY FINANCING ACTIVITIES                     837,184           1,075,897
                                                                      -----------         -----------

            NET (DECREASE)  INCREASE IN CASH AND CASH EQUIVALENTS        (203,605)            201,999

CASH AND CASH EQUIVALENTS, Beginning of the period                        211,169               9,170
                                                                      -----------         -----------

CASH AND CASH EQUIVALENTS, End of the period                          $     7,564         $   211,169
                                                                      ===========         ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid during the period for interest                       $     5,806         $     6,051
                                                                      ===========         ===========
       Cash paid during the period for income taxes                   $        --         $        --
                                                                      ===========         ===========


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

       During the quarters ending March 31, 2002 and 2001, shareholders made capital contributions to the Company in the form of the Company's common stock with values of approximately $71,500 and $150,000, respectively.


                 See notes to consolidated financial statements

                            HEALTH EXPRESS USA, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001

                                                           Common Stock
                                                    ---------------------------    Additional
                                                      Shares          at Par         Paid-In      Accumulated
                                                      Issued           Value         Capital         Deficit         Total
                                                    -----------     -----------     -----------    -----------     -----------
STOCKHOLDERS' EQUITY, January 1, 2001                 6,467,722     $     6,468     $ 5,687,429    $(5,429,854)    $   264,043

Shares contributed and cancelled                       (200,000)           (200)            200             --              --

Issuance of 29,000 shares of restricted stock
at $0.35 private offering                                29,000              29          10,121             --          10,150

Issuance of 1,666,667 shares of restricted stock
at $0.60 private offering                             1,666,667           1,667         998,333             --       1,000,000

Issuance of 140,500 shares of restricted stock
at $ 0.35 - exercise of warrants                        140,500             140          49,035             --          49,175

Issuance of 46,334 shares of restricted stock-
exercise of options                                      46,334              46          23,499             --          23,545

Issuance of 399,900 shares of restricted
stock for compensation and prizes                       399,900             400         309,375             --         309,775

Additional paid in capital for stock options
and warrants                                                 --              --         269,875             --         269,875

Net loss for the year ended December 30, 2001                --              --              --     (1,375,776)     (1,375,776)
                                                    -----------     -----------     -----------    -----------     -----------

STOCKHOLDERS' EQUITY, December 30, 2001               8,550,123           8,550       7,347,867     (6,805,630)        550,787

Issuance of 1,008,000 shares of restricted stock
at $0.25 private offering                             1,008,000           1,008         250,992             --         252,000

Issuance of 345,000 shares of restricted stock
at $0.75 private offering                               345,000             345         258,405             --         258,750

Issuance of 642,858 shares of restricted stock
at $0.35 private offering                               642,858             643         224,357             --         225,000

Shares contributed and cancelled                       (287,000)           (287)            287             --              --

Issuance of 109,200 shares of restricted
stock for compensation and interest                     109,200             109          93,691             --          93,800

Modification of terms of stock options                       --              --          46,369             --          46,369

Net loss for the year ended December 29, 2002                --              --              --     (1,069,054)     (1,069,054)
                                                    -----------     -----------     -----------    -----------     -----------

STOCKHOLDERS' EQUITY, December 29, 2002              10,368,181     $    10,368     $ 8,221,968    $(7,874,684)    $   357,652
                                                    ===========     ===========     ===========    ===========     ===========


                 See notes to consolidated financial statements

                    HEALTH EXPRESS USA, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE YEARS ENDED DECEMBER 29, 2002 AND DECEMBER 30, 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
------------
Health Express USA, Inc. was incorporated in the State of Florida on July 2, 1998. Its wholly owned subsidiaries, organized in Florida, are Healthy Bites Grill, Inc., which was incorporated on January 26, 1999 and Healthy Bites Grill of Boca, Inc. and Health Express Franchise Company, which were incorporated on May 7, 2001. The consolidated financial statements are presented following the elimination of any inter-company balances and transactions. Health Express USA, Inc. and its subsidiaries are collectively referred to herein as the "Company" or "Health Express". The Company is primarily engaged in operating a gourmet, fast-food health and nutrition restaurant, which began operations in Fort Lauderdale, Florida on April 10, 2000 through its wholly owned subsidiary, Healthy Bites Grill, Inc. The Fort Lauderdale restaurant equipment and supplies were sold on September 23, 2002. On June 24, 2002, the Company began operations at a second restaurant in Boca Raton, Florida through its wholly owned subsidiary, Healthy Bites Grill of Boca, Inc. The Company plans to expand through franchising. Franchise operations will be conducted through its wholly owned subsidiary, Health Express Franchise Company. The financial statements and notes are the representation of the Company's management, which is responsible for their integrity and objectivity. The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.

Going Concern Considerations
----------------------------
The Company's financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $1,069,054 and $1,375,776 for the years ended December 29, 2002 and December 30, 2001, respectively, and has an accumulated deficit of $7,874,684 at December 29, 2002. The Company has incurred cumulative losses since inception, has funded operations through investor capital, and has yet to generate sufficient revenues from its operating activities to cover its expenses.
Management recognizes that the Company must generate additional resources to enable it to continue operations. Management is planning to obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

Use of Estimates
----------------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Revenue Recognition
--------------------
Revenue from restaurant sales is recognized at the time of the transaction with the customer, and since all sales are for cash or by credit cards, there are no trade receivables. Once franchise activities begin, the Company will record revenues from franchise activities in accordance with applicable accounting standards for franchisors.

Inventory
---------
Inventory, consisting of food, beverages and supplies, is carried at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventory of paper products held in storage by a supplier is stated at cost on a specific identification basis.

Property and Equipment
----------------------
Property and equipment are recorded at acquisition cost and depreciated using the straight-line method over the estimated useful lives of the assets. Useful lives range from three to five years. Expenditures for routine maintenance and repairs are charged to expense as incurred.

Advertising
-----------
The Company expenses advertising costs to operations in the year incurred. Advertising expense was $94,442 and $53,664 for the years ended December 29, 2002 and December 30, 2001, respectively.

Income Taxes
------------
The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, net operating loss carry forwards and tax credit carry forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets may not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax rates when such changes occur.

Net Loss per Share
-----------------
The Company follows the provisions of SFAS No. 128, "Earnings per Share," which requires companies with complex capital structures or common stock equivalents to present both basic and diluted earnings per share ("EPS") on the face of the income statement. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants.

Stock Based Compensation
-------------------------
The Company accounts for stock based compensation under the provisions of SFAS No. 123, "Accounting for Stock Based Compensation". For stock and options issued to employees, and for transactions with non-employees in which services were performed in exchange for the Company's common stock, the transactions are recorded on the basis of fair value of the services received or the fair value of the equity instruments issued, whichever was more readily measurable.

Cash and Cash Equivalents
--------------------------
Cash and cash equivalents, if any, include all highly liquid debt instruments with an original maturity of three months or less at the date of purchase. The Company occasionally maintains cash balances in financial institutions in excess of federally insured limits.

Fair Value of Financial Instruments
-----------------------------------
Cash, accounts payable and accrued liabilities are reported in the financial statements at cost, which approximates fair value due to the short-term maturity of those instruments. The fair values of the Company's debt and capital lease obligations are the same as the reported amounts because rates and terms approximate current market conditions.

Statement of Comprehensive Income
---------------------------------
In accordance with SFAS No. 130, "Reporting Comprehensive Income", the Company is required to report its comprehensive income. Other comprehensive income refers to revenue, expenses, and gains and losses that under generally accepted accounting principles are included in comprehensive income (loss) but are excluded from net income (loss), as these amounts are recorded directly as an adjustment to stockholders' equity. A statement of comprehensive income (loss) is not presented since the Company has no items of other comprehensive income. Comprehensive income (loss) is the same as net income for the periods presented herein.

Segment Reporting
-----------------
Under SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," the Company's operations are now defined as consisting of two operating segments, restaurant operations and franchising. During the quarter ended June 30, 2001, the Company began its franchising efforts, but has yet to generate any revenues from this activity. Franchising operations reported an operating loss for the year ended December 29, 2002 and the period from May 7, 2001 through December 30, 2001 of $7,758 and $143,400, respectively. The remainder of the Company's loss is attributable to its restaurant operations. The franchising segment has no depreciation or amortization, and the only asset is a minimal amount of cash.

Recent Accounting Pronouncements
--------------------------------
In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of long-lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and APB No. 30, Reporting the Results of Operations - Reporting the Effects of the Disposal of a Segment Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 establishes a single accounting model for assets to be disposed of by sale whether previously held and used or newly acquired. SFAS No. 144 retains the provisions of APB No. 30 for presentation of discontinued operations in the income statement, but broadens the presentation to include a component of an entity. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001 and the interim periods within.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Exit or Disposal Activities." Statement 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that currently are accounted for pursuant to the guidance that the Emerging Issues Task Force set forth in Issue No. 94-3. The scope of Statement 146 also includes (1) costs related to terminating a contract that is not a capital lease, (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract and (3) costs to consolidate facilities or relocate employees. Statement 146 is required to be effective for our exit or disposal activities initiated after December 29, 2002. The adoption of SFAS No. 146 is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

Other
------
Certain 2001 amounts have been reclassified to conform to the presentation used for the 2002 financial statements. The Company's interim accounting periods end on the last Sunday of each calendar quarter, and the fiscal year ends on the last Sunday in December.

NOTE 2 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 29, 2002 and December 30, 2001:

                                                          2002          2001
                                                      ------------- ------------
     Construction costs and leasehold improvements -
       restaurants                                     $   486,521   $   385,306
     Restaurant equipment                                  143,243        95,146
     Office equipment                                        2,519         4,722

     Total cost                                            632,283       485,174
     Less: Accumulated Depreciation                         64,960       153,439
                                                      ------------- ------------
     Property and equipment, net                       $   567,323   $   331,735
                                                      ============= ============

Depreciation expense (including amortization of leases) totaled $132,049 and $91,501 for the years ended December 29, 2002 and December 30, 2001, respectively. No depreciation expense was recorded in 2001 for construction costs incurred for the Boca Raton restaurant since it had not yet started operations.

NOTE 3 - CAPITAL LEASE OBLIGATIONS

The Company acquired certain restaurant equipment under the provisions of various long-term leases and has capitalized the minimum lease payments. The equipment was returned and the lease terminated after the sale of the restaurant equipment and supplies on September 23, 2002. The leases were for three-year terms beginning in 2000 and would have terminated in 2003. As of December 29, 2002 and December 30, 2001 the leased property has a recorded cost of $0 and $27,001, respectively. Depreciation expense in the amount of $6,575 and $9,000 has been charged to operations in the period from December 31, 2001 through September 23, 2002 and for the year ended December 30, 2001, respectively.

NOTE 4 - STOCKHOLDERS' EQUITY

Preferred Stock
---------------
On June 10, 1999, the shareholders and directors voted to amend the Company's articles of incorporation to create a class of preferred stock comprised of 10,000,000 shares with a par value of $0.01. The preferred stock may be issued from time to time in one or more series and with such designations, rights, preferences, privileges, qualifications, limitations, and restrictions as shall be stated and expressed in a resolution of the Board of Directors providing for the creation and issuance of such preferred stock. No shares have been issued under this class of preferred stock.

Common Stock
------------
The Company was originally incorporated with 7,500 shares of $1 par value common stock. On July 24, 1998, the shareholders and directors voted to amend the Company's articles of incorporation to change the number of authorized shares to 15,000,000 with a par value of $0.001. There were no prior outstanding shares of common stock. On June 10, 1999, the articles of incorporation were further amended to increase the authorized shares from 15,000,000 to 50,000,000.

Issuance of Common Stock
------------------------
During the year ended December 30, 2001, the Company sold 1,882,501 shares of common stock thorough private offerings and the exercise of warrants and stock options that resulted in net proceeds of $1,082,870 and issued 399,900 shares of restricted stock for compensation and prizes. Management of the Company placed a value of $309,775 on the services performed.

During the year ended December 30, 2001 Mr. Marco D'Alonzo, a director and officer, made a contribution to the Company of 200,000 shares of common stock.

During the year ended December 29, 2002, the Company sold 1,995,858 shares of common stock thorough private offerings that resulted in net proceeds of $735,750. The Company issued 345,000 stock purchase warrants pursuant to an offering for sale to accredited investors under Regulation D of the Securities Act of up to 250 units at $6,000 per unit. The offering was terminated on July 17, 2002. Additionally, the Company issued 104,200 shares of restricted stock for compensation, and 5,000 shares as consideration to a note holder for extending the note's maturity date. Management of the Company placed a value of $93,800 on the shares issued. During 2002, there were 287,000 shares of common stock contributed and cancelled by the Company.

Initial Unit Offering Warrants
------------------------------
The Company's initial private placement, dated August 1, 1998, represented the issuance of 200,000 units, with each unit consisting of one share of common stock at a price of $0.10 and warrants to purchase seven shares of common stock at $0.70 per share. Total common stock initially available to be issued through the exercise of these warrants was 1,400,000. On June 3, 1999, the Company split the warrants by reducing the exercise price of the outstanding warrants by one-half, to $0.35 per share, and increasing the number by a multiple of two. The expiration date for the exercise of the warrants was originally August 31,1999 and had been extended to June 30, 2001. Outstanding but unexercised warrants expired on June 30, 2001.

Other Warrants
--------------
On July 31, 2001 the Company issued warrants to Francorp, Inc. for the purchase of 38,000 shares of the Company's common stock at an exercise price of $2.00 per share resulting in a warrant charge of $40,000. The exercise period of the warrants expires on July 31, 2006. See Note 7, Commitments and Contingencies - Other Agreements.

On May 2, 2001 the Company issued warrants to Rider Insurance Company for the purchase of 2,000,000 shares of the Company's common stock at an exercise price of $1.00 per share. The issuance was in conjunction with their purchase of common stock in the Company. The exercise period of the warrants expires on May 2, 2011.

Stock Options - Employees
-------------------------
During the year ended December 30, 2001, the Company issued 200,000 stock options that are exercisable for 200,000 shares of common stock at fair value exercise price of $2.00, which were immediately vested. In accordance with SFAS No. 123, the granting of these stock options resulted in compensation expense of $165,000. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 5.0%, zero dividend yield, volatility of 55% and a weighted average expected life of the options of three years. These options were forfeited in 2002 when the employee left the Company.

Additionally, in 2001, the Company recorded a remaining option charge based on an established vesting schedule of $64,875.

During the year ended December 29, 2002, the Company modified the expiration date of 142,366 stock options by extending the expiration date from August 31, 2002 to August 31, 2007. In accordance with SFAS No. 123, the modification of these stock options resulted in compensation expense of $46,368. The fair value impact for the modification of these options was estimated at the modification of grant using a Black-Scholes option pricing model with the following weighted average assumptions: a risk free interest rate of 3.0%, zero dividend yield, volatility of 98% and a weighted average expected life of the options of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock volatility. Because the Company's employees stock options have characteristics different from those traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Stock Option - Summary
-----------------------
The following table represents the Company's stock option activity for the years ended December 29, 2002 and December 30, 2001:

                                                OPTIONED    WEIGHTED-AVERAGE
                                                 SHARES       EXERCISE PRICE
                                               ------------ ----------------
Options outstanding at January 1, 2001           3,795,500       $0.39

  Granted during 2001                              200,000       $2.00
  Exercised during 2001                           (46,334)       $0.51
                                               ------------
Options outstanding at December 30, 2001         3,949,166       $0.47

  Forfeited during 2002                          (250,000)     $(1.71)
                                               ------------
Options outstanding at December 29, 2002         3,699,166       $0.39
                                               ============

At December 29, 2002, all of the outstanding options are currently exercisable. Of this total, 142,366 options are exercisable at $1.31 each through August 31, 2007, and the balance at $0.35 each through June 14, 2009.


NOTE 5 - INCOME TAXES

A summary of the provision for income taxes for the period ended December 29, 2002 and December 30, 2001 is as follows:

                                                        2002           2001
                                                     ------------- -------------
                    Currently payable                 $      --      $      --
                    Deferred benefit                    404,300        550,100
                    less:    Valuation allowance       (404,300)      (550,100)
                                                     ------------- -------------
                      Provision for income taxes      $      --      $      --
                                                     ============= =============

The deferred benefit, prior to the reduction for the valuation allowance, differs from the amount computed using the federal tax rate primarily due to the effects of state taxes and permanent differences. Net deferred tax assets at December 29, 2002 and December 30, 2001 are as follows:

                                                          2002          2001
                                                    --------------- ------------

        Available net operating loss carryovers       $  1,027,100   $   683,300
        Stock option/compensation charges                1,893,900     1,866,600
        Other deferred tax assets                           69,400        36,200
        Less:    Valuation allowance                  ( 2,990,400)   (2,586,100)
                                                    --------------- ------------
          Net deferred tax assets                     $         -    $         -
                                                    =============== ============

The Company has used an estimated federal tax rate of 34% and a net effective state rate of 4% for all deferred tax computations. There are no significant deferred tax liabilities. The Company has recorded a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets that may not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income using the periods in which temporary differences and/or carryforward losses become deductible.

The Company has available tax net operating carryovers ("NOLs") as of December 29, 2002 of approximately $2.9 million. The NOLs will expire beginning in 2018. Certain provisions of the tax law may limit NOL carryforwards available for use in any given year in the event of a significant change in ownership interest. There have already been significant changes in stock ownership, however, management believes that an ownership change has not yet occurred which would cause the NOL carryover to be limited.

NOTE 6 - LEASE COMMITMENTS

The Company leases two properties; one in Deerfield Beach, Florida for administrative offices and one in Boca Raton, Florida for its restaurant operations with scheduled annual rental increases. The total rental payments are being amortized over the lives of the leases on a straight-line basis in accordance with SFAS No. 13. The Deerfield Beach office lease commenced on May 15, 2002 and is for a three year period terminating on May 31, 2005. The Boca Raton lease commenced on May 7, 2001 and is for a five-year period terminating on April 30, 2006.

Future annual minimum rental payments subsequent to December 29, 2002 are as follows:

                               YEAR ENDING
                               DECEMBER,
                               ------------
                               2003                 $ 136,875
                               2004                   150,125
                               2005                   133,660
                               2006                    40,633
                                                   -----------
                               Total                $ 461,293
                                                   ===========

Total rent expense for the years December 29, 2002 and December 30, 2001 was $188,147 and $153,696, respectively.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

Other Agreements
----------------
The Company has established vendor relationships with various food and supplies distributors. No contracts or commitments have been entered into and purchases are on terms or on a COD basis. There were no purchase commitments as of December 29, 2002.

On July 10, 2001 the Company entered into an agreement with Francorp, Inc., a consulting firm specializing in the development and implementation of comprehensive franchise programs. The total fee for the agreement was $136,000, which was paid for in cash in the amount of $60,000 plus 37,400 shares of the Company's stock. The management of the Company placed a value on the stock of $37,400. On July 31, 2001 the Company also issued Francorp, Inc. warrants for 38,000 shares of the common stock at a purchase price of $2.00 per share. The warrants expire on July 31, 2006.

Litigation, Claims, and Assessments
-----------------------------------
In the ordinary course of business, the Company is exposed to various claims, threats, and legal proceedings. In management's opinion, the outcome of any such matters will not have a material impact upon the Company's financial position and results of operations.

Guarantee
-----------
The Fort Lauderdale restaurant equipment and supplies were sold on September 23, 2002. The lease between the Company and the landlord, which expires on January 31, 2004, was assigned to the Buyer, but the Company remains as a guarantor until January 31, 2004. No claim has been made against the Company under the guarantee.

NOTE 8 - NET LOSS PER COMMON SHARE

For the periods ended December 29, 2002 and December 30, 2001, basic and diluted weighted average common shares include only common shares outstanding, as the inclusion of common share equivalents would be anti-dilutive. However, the common stock equivalents, if converted, would have increased common shares outstanding at December 29, 2002 and December 30, 2001 by approximately 6,082,166 shares and 5,987,166 shares, respectively.

A reconciliation of the number of common shares shown as outstanding in the consolidated financial statements with the number of shares used in the computation of weighted average common shares outstanding is shown below:

                                                                                 2002              2001
                                                                             -------------     ------------
                    Common  shares  outstanding  at  December  29th and       10,368,181         8,550,123
                      December 30th
                    Effect of weighting                                        (792,119)         (666,557)
                                                                             -------------     ------------

                    Weighted average common shares outstanding                 9,576,062         7,883,566
                                                                             =============     ============

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company received $70,000 in financing from a related party on May 20, 2002. The note was payable on September 20, 2002 and included interest at 5.5% per annum. On November 8, 2002, $50,000 of the note payable, after repayment of $20,000 principal, was extended through March 31, 2003 at an interest rate of 7% per annum and the issuance of 5,000 shares of the Company's restricted common stock to the note holder. The shares issued were valued at $1,750, and this amount was recorded as interest expense. The Company also received $66,660 in short-term financing from three directors of the Company at various times during 2002. The notes payable bear interest at 5.5% per annum and are payable on June 30, 2003.

NOTE 10 - SEGMENT INFORMATION

The Company is organized into two reportable operating segments, restaurant operations and franchising.

Restaurant operations include the operations of the Company's restaurant in Boca Raton, Florida, which opened on June 24, 2002 and in Fort Lauderdale, Florida, which ceased its operations on September 23, 2002. Franchise operations consists primarily of legal fees and costs associated with the preparation of the Uniform Franchise Offering Circular. See Note 1 - Organization.

                                               RESTAURANT                        CONSOLIDATED
REVENUES                                       OPERATIONS       FRANCHISING          TOTAL
--------                                     ---------------- ----------------- --------------
Year ended December 29, 2002                  $   670,984         $       0      $   670,984
Year ended December 30, 2001                  $   398,886         $       0      $   398,886

OPERATING LOSS
--------------
Year ended December 29, 2002                  $ 1,061,296         $   7,758      $ 1,069,054
Year ended December 30, 2001                  $ 1,232,376         $ 143,400      $ 1,375,776

SEGMENT ASSETS
---------------
Year ended December 29, 2002                  $   662,356         $     104      $   662,460
Year ended December 30, 2001                  $   633,314         $       0      $   633,314

DEPRECIATION
------------
Year ended December 29, 2002                  $   132,049         $       0      $  132 ,049
Year ended December 30, 2001                  $    91,501         $       0      $    91,501


                                      F-15

NOTE 11 - SUBSEQUENT EVENTS

On January 17, 2003, Health Express sold $250,000 of convertible debentures to Cornell Capital Partners, L.P. Cornell Capital Partners was the purchaser of the convertible debentures. These debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The debentures are convertible at the Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. At maturity, Health Express has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. Health Express has the right to redeem the debentures upon thirty days notice for 120% of the amount redeemed. Upon such redemption, Cornell Partners shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed by Health Express with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

On March 13, 2003, Health Express entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. This agreement also terminated an Equity Line of Credit Agreement dated January 16, 2003, with substantially identical terms except that the January agreement contained impermissible conditions. In addition, the warrant in the January agreement was terminated. The March 2003 agreement eliminated the impermissible conditions. Under the March agreement, Health Express may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5.0 million. Subject to certain conditions, Health Express will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $100,000, with no advance occurring within seven trading days of a prior advance. In addition, in each advance notice Health Express shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. Cornell Capital Partners is entitled to retain a fee of 5% of each advance. In addition, Health Express entered into a placement agent agreement with TN Capital Equities, Ltd., a registered broker-dealer. Pursuant to the placement agent agreement, Health Express paid a one-time placement agent fee of 9,524 shares of common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

On February 20, 2003, the Company sold its first franchise to one of the Company's directors, Susan Greenfield. The franchisee has identified a location and is currently finalizing a lease located in South Florida. The terms of this franchise agreement are based on the standard franchise agreement with no special consideration. The franchise fee paid was $30,000 with an additional $5,000 advertising deposit.

On March 6, 2003, the Company received an additional $25,000 from one of the directors of the Company. The note payable bears interest at 5.5% per annum and is payable on June 30, 2003.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER
PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT HEALTH EXPRESS USA, INC. EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This prospectus does not constitute an offer to sell, or a                             ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
    []   except the common stock offered by this prospectus;
                                                                                        ---------------------
    []   in any jurisdiction in which the offer or
         solicitation is not authorized;

    []   in any jurisdiction where the dealer or other
         salesperson is not qualified to make the offer or                        7,302,000 SHARES OF COMMON STOCK
         solicitation;

    []   to any person to whom it is unlawful to make the
         offer or solicitation; or                                                    HEALTH EXPRESS USA, INC.

    [] to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:
                                                                                        ______________, 2003
    []   there have been no changes in the affairs of Health
         Express USA, Inc. after the date of this prospectus;
         or

    [] the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until _________, 2003, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.


                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of Health Express from and against certain claims arising from or related to future acts or omissions as a director or officer of Health Express. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Health Express pursuant to the foregoing, or otherwise, Health Express has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Health Express will pay all expenses in connection with this offering.

          Securities and Exchange Commission Registration Fee  $        523.00
          Printing and Engraving Expenses                      $      2,500.00
          Accounting Fees and Expenses                         $     15,000.00
          Legal Fees and Expenses                              $     50,000.00
          Miscellaneous                                        $     16.977.00

          TOTAL                                                $     85,000.00


RECENT SALES OF UNREGISTERED SECURITIES

         During the year ended December 29, 2002 Health Express issued the following securities:

                                                                  COMMON STOCK
                                                           --------------------------------
                                                                                             ADDITIONAL
                                                            SHARES           AT PAR           PAID-IN
                                                            ISSUED            VALUE           CAPITAL            TOTAL
                                                          ---------------- ---------------- ---------------- ----------------

Common Stock at December 30, 2001                             8,550,123       $    8,550       $ 7,347,867     $  7,356,417
Issuance of 16,700 shares of restricted stock at
  $0.25 per share-officer compensation                           16,700               17             4,158            4,175
Issuance of 1,008,000 shares of restricted stock at
  $0.25 per share-private offering(a)(1)                      1,008,000            1,008           250,992          252,000
Issuance of 2,500 shares of restricted stock at
  $0.25 per share-compensation                                    2,500                2               623              625
Issuance of 345,000 shares of restricted stock at
  $0.75 per share-private offering(a)(2)                        345,000              345           258,405          258,750
Shares returned and cancelled                                 (287,000)            (287)               287                -
Issuance of 25,000 shares of restricted stock at
  $1.50 per share-officer compensation                           25,000               25            37,475           37,500
Issuance of 25,000 shares of restricted stock at
  $1.50 per share-compensation                                   25,000               25            37,475           37,500
Modification of terms of stock options                                -                -            46,369           46,369
Issuance of 642,858 shares of restricted stock at
  $0.35 per share-private offering(a)(3)                        642,858              643           224,357          225,000
Issuance of 5,000 shares of restricted stock at
  $0.35 per share - interest expense                              5,000                5             1,745            1,750
Issuance of 35,000 shares of restricted stock at
  $0.35 per share-compensation                                   35,000               35            12,215           12,250
Common Stock at December 29, 2002                            10,368,181       $   10,368      $  8,221,968     $  8,232,336



------------
(a)(1) During the year ended December 29, 2002, Health Express sold the following securities to accredited investors pursuant to an exemption from registration under Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act)":

         DATE        TITLE          NO. OF SHARES      PRICE         PROCEEDS
         ----------- ------------   ------------------ ------------  -----------
         2/13/2002   Common stock       1,008,000       $0.25         $252,000

(a)(2) Health Express sold 345,000 shares of common stock and warrants to accredited investors under Rule 505 of Regulation D of the Securities Act, for total proceeds of $258,750. The offering was terminated on July 17, 2002.

(a)(3) Health Express sold 642,858 shares of common stock to accredited investors under Section 4(2) of the Securities Act at $.35 per share for total proceeds of $225,000.

         On January 17, 2003, Health Express sold $250,000 of convertible debentures to Cornell Capital Partners, L.P. Cornell Capital Partners was the purchaser of the convertible debentures. These debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The debentures are convertible at the Cornell Capital Partners' option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. At maturity, Health Express has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the three lowest trading days of the five trading days immediately preceding the conversion date. Health Express has the right to redeem the debentures upon thirty days notice for 120% of the amount redeemed. Upon such redemption, Cornell Partners shall receive warrants equal to 10,000 shares of common stock for each $100,000 redeemed by Health Express with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

         On March 13, 2003, Health Express entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. This agreement also terminated an Equity Line of Credit Agreement dated January 16, 2003, with substantially identical terms except that the January agreement contained impermissible conditions. In addition, the warrant in the January agreement was terminated. The March 2003 agreement eliminated the impermissible conditions. Under the March agreement, Health Express may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5.0 million. Subject to certain conditions, Health Express will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 95% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $100,000, with no advance occurring within seven trading days of a prior advance. In addition, in each advance notice Health Express shall establish a minimum acceptable price, whereby the amount requested in the advance notice shall automatically decrease by 20% for each day of the five succeeding trading days that the closing bid price is below the minimum acceptable price. Cornell Capital Partners is entitled to a one-time commitment fee of $90,000, of which $75,000 has been paid in cash and the balance will be paid from the proceeds of the initial advance under the Equity Line of Credit. Cornell Capital Partners is entitled to retain a fee of 5% of each advance. In addition, Health Express entered into a placement agent agreement with TN Capital Equities, Ltd., a registered broker-dealer. Pursuant to the placement agent agreement, Health Express paid TN Capital Equities, Ltd. a one-time placement agent fee of 9,524 shares of common stock equal to approximately $10,000 based on Health Express' stock price on January 24, 2003.

         On March 31, 2003, Equitilink, LLC an unaffiliated California limited liability company, entered into an agreement with Health Express under which Equitilink has agreed to provide public relations services to Health Express, including the development, implementation and maintenance of an ongoing program to increase the investment community's aware of Health Express. The agreement has a ten-month term. Equitilink is receiving 200,000 shares of Health Express' common stock.

         On March 31, 2003, J. Pollack & Company, Inc. is an unaffiliated Florida corporation that entered into an agreement with Health Express under which J. Pollack & Company, Inc. has agreed to provide public relations services to Health Express, including disseminating information and creating market awareness about Health Express. The agreement has a twelve-month term. J. Pollack & Company, Inc. is receiving 102,000 shares for its services, which are being registered in this offering. J. Pollack & Company, Inc. is also receiving 120,000 shares of common stock, payable at 30,000 shares every third month after the effective date of this registration statement, as compensation under the agreement. These shares are not being registered in this offering.

         On March 31, 2003, Susan Greenfield, a director of Health Express, purchased 142,858 shares of common stock at a price of $0.35 per share in a private placement pursuant to Section 4(2) of the Securities Act of 1933.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Health Express so as to make an informed investment decision. More specifically, Health Express had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Health Express' securities.




EXHIBITS AND REPORTS ON FORM 8-K

         (a) EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.


EXHIBIT NO.           DESCRIPTION                                              LOCATION
------------------    -------------------------------------------------------  ----------------------------------------------------
3.1                   Articles of Incorporation, as amended                    Incorporated by reference to Exhibit 2 to
                                                                               Health Express' Form 10-SB on October 6, 1999

3.2                   Bylaws                                                   Incorporated by reference to Exhibit 3(a) to
                                                                               Health Express' Form 10-SB filed on October 6,
                                                                               1999

3.3                   Articles of Incorporation of Healthy Bites Grill of      Incorporated by reference to Exhibit 3(b) to
                      Boca, Inc.                                               Form 10-QSB filed on August 13, 2001

3.4                   Articles of Incorporation of Health Express Franchise    Incorporated by reference to Exhibit 3(b)to
                      Company                                                  Form 10-QSB filed on August 13, 2001

5.1                   Legal Opinion of Kirkpatrick & Lockhart LLP re:          Provided herewith
                      Legality

10.1                  Warrants for 38,000 shares issued to Francorp, Inc.      Incorporated by reference to Exhibit 4 to Form
                                                                               10-QSB filed on August 13, 2001

10.2                  Warrants for 2,000,000 shares issued to Rider            Incorporated by reference to Exhibit 4 to Form
                      Insurance Company                                        10-QSB filed on August 13, 2001

10.3                  Lease between Health Express, Inc. and Saul Strachman    Incorporated by reference to Exhibit 10(a) to
                                                                               Health Express' Form 10-SB on October 6, 1999

10.4                  Employment agreement of Bruno Sartori                    Incorporated by reference to Exhibit 10 to
                                                                               Health Express' Form 10-QSB filed on
                                                                               November 14, 2000

10.5                  Franchise Development Agreement with Francorp, Inc.      Incorporated by reference to Exhibit 10(c) to
                                                                               Form 10-QSB filed on August 13, 2001

10.6                  Lease between Healthy Bites Grill of Boca, Inc. and      Incorporated by reference to Exhibit 10 to
                      Lester M. Entin Associates                               Form 10-QSB filed on May 14, 2001

10.7                  Lease between Crown Diversified Industries and Health    Incorporated by reference to Exhibit 10 to
                      Express, In. dated May 2, 2002                           Form 10-QSB filed on May 15, 2002

10.8                  Standard Asset Purchase Contract and Receipt dated       Incorporated by reference to Exhibit 99.2 to
                      July 19, 2002                                            Form 8-K filed on October 9, 2002

10.9                  Fourth Addendum to Standard Asset Purchase Contract      Incorporated by reference to Exhibit 99.3 to
                      and Receipt dated September 23, 2002                     Form 8-K filed on October 9, 2002

10.10                 Addendum to Fourth Addendum to Standard Asset Purchase   Incorporated by reference to Exhibit 99.4 to
                      Contract and Receipt dated September 23, 2002            Form 8-K filed on October 9, 2002


                                      II-4


EXHIBIT NO.           DESCRIPTION                                              LOCATION
------------------    -------------------------------------------------------  ----------------------------------------------------

10.11                 Agreement between Health Express, Inc. and               Incorporated by reference to Exhibit 99.5 to
                      Roll-A-Round Real Roast Beef, Inc. dated September 23,   Form 8-K filed on October 9, 2002
                      2002

10.12                 Lease Amendment and Assignment Agreement dated           Incorporated by reference to Exhibit 99.6 to
                      September 18, 2002                                       Form 8-K filed on October 9, 2002

10.13                 Addendum to Lease Amendment and Assignment Agreement     Incorporated by reference to Exhibit 99.7 to
                      dated September 23, 2002                                 Form 8-K filed on October 9, 2002

10.14                 Escrow Agreement dated September 23, 2002                Incorporated by reference to Exhibit 99.8 to
                                                                               Form 8-K filed on October 9, 2002

10.15                 Franchise Agreement between Health Express Franchise     Incorporated by reference to Exhibit 10.9 for
                      Company and Susan Greenfield                             Form 10-KSB filed on March 26, 2003

10.16                 Equity Line of Credit Agreement dated March 13, 2003     Incorporated by reference to Exhibit 10.19 to
                      between the Registrant and Cornell Capital Partners LP   Form 10-KSB filed on March 26, 2003

10.17                 Registration Rights Agreement dated March 13, 2003       Incorporated by reference to Exhibit 10.20 to
                      between the Registrant and Cornell Capital Partners, LP  Form 10-KSB filed on March 26, 2003

10.18                 Escrow Agreement dated March 13, 2003 among the          Incorporated by reference to Exhibit 10.21 to
                      Registrant, Cornell Capital Partners, LP, Butler         Form 10-KSB filed on March 26, 2003
                      Gonzalez, LLP

10.19                 Securities Purchase Agreement dated January 17, 2003     Incorporated by reference to Exhibit 10.22 to
                      among the Registrant and the Buyers                      Form 10-KSB filed on March 26, 2003

10.20                 Escrow Agreement dated January 17, 2003 among the        Incorporated by reference to Exhibit 10.23 to
                      Registrant, the Buyers, and Butler Gonzalez, LLP         Form 10-KSB filed on March 26, 2003

10.21                 Debenture Agreement Dated January 17, 2003 between the   Incorporated by reference to Exhibit 10.24 to
                      Registrant and Cornell Capital Partners LP               Form 10-KSB filed on March 26, 2003

10.22                 Investor Registration Rights Agreement dated March 13,   Incorporated by reference to Exhibit 10.25 to
                      2003 between the Registrant and the Investors            Form 10-KSB filed on March 26, 2003

10.23                 Placement Agent Agreement dated March 13, 2003 among     Incorporated by reference to Exhibit 10.26 to
                      the Registrant, NT Capital Equities, Ltd. and Cornell    Form 10-KSB filed on March 26, 2003
                      Capital Partners LP

10.24                 Employment Agreement of Douglas Baker                    Incorporated by reference to Exhibit 10.4 to
                                                                               Form 10-KSB filed on March 26, 2003

10.25                 Employment Agreement of Marco D'Alonzo                   Incorporated by reference to Exhibit 10.5 to
                                                                               Form 10-KSB filed on March 26, 2003

10.26                 Employment Agreement of Raymond Nevin                    Incorporated by reference to Exhibit 10.6 to
                                                                               Form 10-KSB filed on March 26, 2003

10.27                 Agreement between Health Express USA, Inc. and J.        Provided herewith
                      Pollack & Company, Inc. dated March 31, 2003


                                      II-5


EXHIBIT NO.           DESCRIPTION                                              LOCATION
------------------    -------------------------------------------------------  ----------------------------------------------------


10.28                 Agreement between Health Express USA, Inc. and           Provided herewith
                      Equitilink, LLC dated March 31, 2003

23.1                  Consent of Kirkpatrick & Lockhart LLP                    Incorporated by reference to Exhibit 5.1
                                                                               contained in this filing

23.1                  Consent of Ahearn, Jasco + Company, P.A.                 Provided herewith

        (b)      REPORTS ON FORM 8-K.

         Current Report on Form 8-K filed on October 9, 2002 pursuant to Item 5 (Other Events) reporting that on September 23, 2002, Health Express sold equipment and supplies that Health Express used at its restaurant in Fort Lauderdale Florida. It also reported that on August 23, 2002, Health Express terminated Russ Lo Bello as President of a subsidiary of Health Express and that on September 4, 2002, Bruno Sartori, Health Express's Chief Financial Officer, confirmed to the Board of Directors that as a result of the expiration of his employment agreement on August 31, 2002, he would no longer be Chief Financial Officer of Health Express effective September 1, 2002.

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)      Include any prospectus required by Sections
 10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii)  Reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)  Include  any  additional  or changed  material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 4, 2003.

                                     HEALTH EXPRESS USA, INC.


                                     By: /s/ Douglas Baker
                                         ------------------------------------
                                         Douglas Baker,
                                         Chief Executive Officer and Director


                                     By: /s/ Patricia Durante
                                         ------------------------------------
                                         Patricia Durante,
                                         Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated

/s/ Marco D'Alonzo                                              April 4, 2003
-----------------------------------------------------           ----------------
Chief Operating Officer,                                        Date
Secretary and Director

/s/ Raymond Nevin                                               April 4, 2003
-----------------------------------------------------           ----------------
President                                                       Date

/s/ Edward Meyer                                                April 4, 2003
-----------------------------------------------------          ----------------
Director                                                        Date


/s/ Susan Greenfield                                            April 4, 2003
-----------------------------------------------------          ----------------
Director                                                        Date